Exhibit 2.1

EXECUTION COPY 30AUGUST2024

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

by and among

AGBA GROUP HOLDING LIMITED,

AGBA SOCIAL INC.,

TRILLER CORP.

and

HOLDER REPRESENTATIVE

as the HOLDER REPRESENTATIVE

Dated as of August 30, 2024

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Table of Contents continued

Page
Article IV	COVENANTS	42
4.1	Covenants of the Corporation Prior to the Merger Effective Time	42
4.2	Notices; Actions	44
4.3	Further Action	45
4.4	Confidentiality	45
4.5	Additional Financing	45
4.6	Exclusivity	45
4.7	Tax Matters	46
4.8	Notification of Certain Matters	47
4.9	Access to Information; Interim Period Cooperation	47
4.10	Stockholder Approval Matters	47
4.11	Parent Proxy Statement	47

Article V	CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB TO THE CLOSING	49
5.1	Accuracy of Representations and Warranties	49
5.2	Performance of Agreements	49
5.3	Compliance with Laws	49
5.4	Material Adverse Effect	49
5.5	Legal Proceedings	49
5.6	Withdrawal of S-1 Registration Statement	50
5.7	Regulatory and Third Party Approvals	50
5.8	Receipt of Closing Deliveries	50

Article VI	CONDITIONS PRECEDENT TO OBLIGATIONS OF THE CORPORATION TO THE CLOSING	51
6.1	Accuracy of Representations and Warranties	51
6.2	Performance of Agreements	51
6.3	Compliance with Laws	51
6.4	Receipt of Closing Deliveries	51
6.5	Regulatory and Third Party Approvals	51

Article VII	SURVIVAL; HOLDER REPRESENTATIVE	52
7.1	No Survival of Representations, Warranties, and Covenants	52

Article VIII	TERMINATION	52
8.1	Termination	52
8.2	Effect of Termination	53

Article IX	GENERAL	53
9.1	Expenses	53
9.2	Notices	54
9.3	Severability	55
9.4	Entire Agreement	55
9.5	Assignment; Parties in Interest	55
9.6	Governing Law; Jurisdiction; Waiver of Jury Trial	55
9.7	Headings; Construction	55
9.8	Counterparts	56
9.9	Remedies	56
9.10	Amendment	57
9.11	Waiver	57

ii

AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER

This Amended and Restated Agreement and Plan of Merger (this “Agreement”) is made and entered into as of August 30, 2024, by and among AGBA Group Holding Limited, a British Virgin Islands business company (“Parent”), AGBA Social Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), Triller Corp., a Delaware corporation (the “Corporation”), and Bobby Sarnevesht, solely in the capacity of the Holder Representative. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in Annex A.

WHEREAS, on April 16, 2024, the parties executed an Agreement and Plan of Merger (the “Original Agreement”);

WHEREAS, the parties have agreed to amend the Original Agreement as further provided herein;

WHEREAS, the parties have executed this Agreement which amends and restates the Original Agreement in its entirety;

WHEREAS, the board of directors of the Corporation has unanimously determined that this Agreement and the Transactions are fair to, and in the best interests of, the Corporation and the Stockholders and approved and declared advisable the execution, delivery, and performance of this Agreement and the consummation of the Transactions, subject to the approval of the Corporation’s Stockholders;

WHEREAS, the board of directors of Parent has unanimously (a) determined that this Agreement and the Parent Transactions are fair to, and in the best interests of, Parent and its shareholders, (b) approved and declared advisable the execution, delivery, and performance of this Agreement and the consummation of the Parent Transactions, and (c) resolved to recommend that the Parent’s shareholders adopt this Agreement and approve the Parent Transactions;

WHEREAS, the board of directors and sole stockholder of Merger Sub have approved and declared advisable the execution, delivery, and performance of this Agreement and the consummation of the Parent Transactions;

WHEREAS, on April 18, 2024, Triller Hold Co LLC, a Delaware limited liability (“Triller LLC”) and the Corporation have executed documentation relating to the reorganization of Triller LLC into the Corporation (the “Reorganization”) and have, concurrently with the execution of this Original Agreement, filed a certificate of merger relating to the Reorganization in the form of Exhibit A hereto (the “Delaware Reorg Certificate”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), pursuant to which the Reorganization was legally effectuated, and as a result of which the Corporation became the 100% owner of Triller LLC (such time of effectiveness is referred to as the “Reorg Effective Time”);

WHEREAS, this Agreement shall become effective and legally binding on the Parties at the time of its execution, subject to the approval of this Agreement and the Transactions by the Stockholders (the date hereof sometimes referred to herein as the “Agreement Date”);

WHEREAS, prior to the Merger Effective Time, Parent will domesticate into the United States as a Delaware corporation (the “Domestication”) by filing a Notice of Continuation Out of the Virgin Islands together with supporting documents with the British Virgin Islands Registrar of Corporate Affairs (the “Registrar”) under section 184 of the BVI Companies Act and receiving a Certificate of Discontinuance from the Registrar in relation to the Domestication pursuant to section 184 of the BVI Companies Act (the “Certificate of Discontinuance”), a Certificate of Domestication under Section 388 of the DGCL in the form attached hereto as Exhibit B (the “Certificate of Domestication”) along with a Certificate of Incorporation under Section 103 of the DCGL in the form attached hereto as Exhibit C (the “Delaware Parent Certificate of Incorporation”), upon which Parent shall become a Delaware corporation and shall change its name to “Triller Inc.” or some variation thereof that includes the “Triller” name (Parent, after giving effect to the Domestication, is sometimes referred to herein as “Delaware Parent”);

WHEREAS, at the Merger Effective Time, Merger Sub shall be merged with and into the Corporation (the “Merger”), with the Corporation as the surviving corporation after the Merger Effective Time as a wholly owned subsidiary of Delaware Parent;

WHEREAS, the Merger will constitute a “change of control” of the Corporation for purposes of certain Corporation Convertible Notes and Corporation Convertible Warrants, causing them to be converted into Corporation Common Stock immediately prior to the Merger Effective Time; and the Merger will cause the Corporation Warrants to be adjusted per the terms thereof and reissued as Delaware Parent Adjusted Warrants;

WHEREAS, at the Merger Effective Time: the holders of Common Stock (including the current holders of Corporation Convertible Notes and Corporation Convertible Warrants) shall receive Delaware Parent Common Stock; the holders of Preferred Stock shall receive Delaware Parent Preferred Stock; the holders of Corporation Warrants shall receive Delaware Parent Adjusted Warrants; and the holders of Corporation RSUs shall receive Delaware Parent RSUs; all in accordance with the terms of this Agreement;

WHEREAS, Parent intends that, for U.S. federal and applicable state income tax purposes, the Domestication will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Domestication Intended Tax Treatment”), and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code (a “Plan of Reorganization”) with respect to the Domestication;

WHEREAS, Each of the parties hereto intends that, for U.S. federal and applicable state income tax purposes, the Merger will qualify as (i) a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, to which each of Parent and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “Plan of Reorganization” with respect to the Merger, and (ii) an exchange under Section 351 of the Code ((i) and (ii), collectively, the “Merger Intended Tax Treatment”);

WHEREAS, the parties acknowledge that, after giving effect to Domestication and the Merger, the Stockholders and the holders of Corporation RSUs shall receive an aggregate of 441,620,2090 shares of Delaware Parent Common Stock, Delaware Parent Preferred Stock, Reserved Shares and/or Delaware Parent RSUs, collectively, representing in the aggregate 70% of the combined post-Merger Parent valuation, and the current Parent shareholders shall own an aggregate of 189,265,804 shares of Delaware Parent Common Stock representing 30% of the post-Merger Parent combined valuation;

WHEREAS, the parties acknowledge that, prior to the Domestication and the Merger, Parent shall issue to the majority shareholder of Parent (or an Affiliate thereof) an aggregate of 37,496 super voting preferred ordinary shares (the “Super Voting Shares”), with each Super Voting Share entitled to 10,000 votes on all matters for which the holders of Parent Ordinary Shares are entitled to vote; and that, as of the Merger Effective Time, the current holders of Parent Ordinary Shares and the holder of the Super Voting Shares collectively shall hold approximately 65% of the total voting power of the Delaware Parent stockholders, and at the Closing, AGBA and Triller will enter into a voting agreement with respect to the Super Voting Shares in the form of Exhibit D;

WHEREAS, Parent believes that it is in the interests of all Parties that the Stockholders, other than the Unrestricted Stockholders to the extent of their Unrestricted Shares, be subject to the Lock-Up; and the Corporation has agreed to enforce the Lock-Up from and after the Merger Effective Time as to all Delaware Parent Common Stock and Delaware Parent Preferred Stock to be issued to the Stockholders other than the Unrestricted Shares; and

WHEREAS, Parent has agreed (on its behalf and, as of the Domestication, on behalf of Delaware Parent) to use its best efforts to invest or arrange for an investment in the form of equity in the amount of up to $500 million into Delaware Parent, post-Merger, on terms and conditions to be agreed pursuant to long form definitive agreements;

NOW, THEREFORE, in consideration of the premises, representations, warranties, and the mutual agreements and covenants set forth herein, and intending to be legally bound, Parent, Merger Sub, the Corporation and the Holder Representative hereby agree as follows:

Article I
THE REORGANIZATION, DOMESTICATION AND MERGER

1.1 The Reorganization and the Domestication

(a) The Reorganization.

At the Reorg Effective Time, Triller LLC has reorganized into the Corporation.

(b) The Domestication. After the Reorg Effective Time, and on the Domestication Date, Parent shall cause the Domestication to become effective by filing (i) a Notice of Continuation Out of the British Virgin Islands together with supporting documents with the Registrar and the Parent shall have received a Certificate of Discontinuance, (ii) a Plan of Domestication pursuant to Sections 265 and 388 of the DGCL, (iii) the Certificate of Domestication and (iv) the Delaware Parent Certificate of Incorporation, as to (ii) through (iv), with the Delaware Secretary of State. As of the effectiveness of the Domestication, the bylaws in the form of Exhibit E hereto (the “Delaware Parent Bylaws”) shall be the bylaws of Delaware Parent. Delaware Parent shall be named “Triller Inc.” or some variation thereof that includes the “Triller” name, and its Nasdaq stock ticker will be amended to “ILLR.”

1.2 The Merger

Upon the terms and subject to the conditions of this Agreement, (a) at the Merger Effective Time, the separate existence of Merger Sub shall cease and Merger Sub shall be merged with and into the Corporation, with the Corporation as the surviving corporation after the Merger Effective Time (the ”Surviving Corporation”) and a wholly owned subsidiary of Delaware Parent and (b) from and after the Merger Effective Time, the Merger shall have all the effects of a merger under the DGCL and other Applicable Law.

1.3 The Closing

Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at the offices of Loeb & Loeb LLP, 10100 Santa Monica Blvd #2200, Los Angeles, CA 90067, at 10:00 a.m. local time as soon as practicable after the satisfaction or waiver of the conditions set forth in Article V and Article VI (other than such conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other time and place as Parent and the Corporation may mutually agree in writing. The Closing may be effected by electronic means. The date on which the Closing occurs is referred to herein as the “Closing Date.”

1.4 Effective Date and Time

On the Closing Date, upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the certificate attached hereto as Exhibit F (the “Certificate of Merger”) complying with the applicable provisions of the DGCL to be properly executed and filed with the Delaware Secretary of State. The Merger shall become effective on the date and at the time of the filing of the Certificate of Merger or at such other date and time as may be specified in the Certificate of Merger (the “Merger Effective Time”).

1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation

Unless otherwise specified by Parent prior to the Merger Effective Time, at the Merger Effective Time, by virtue of the Merger, the certificate of incorporation (the “Surviving Corporation Certificate of Incorporation”) and bylaws of the Corporation (the “Surviving Corporation Bylaws”), each in the form of Exhibit G and Exhibit H, respectively, as in effect on the Agreement Date shall be the certificate of incorporation and Bylaws of the Surviving Corporation. Thereafter, the Certificate of Incorporation and Bylaws of the Surviving Corporation may be amended in accordance with their respective terms and as provided by Applicable Law.

1.6 Directors and Officers

(a) Immediately prior to the Domestication (as to the Board of Directors of Parent) and at the Merger Effective Time (as to the Board of Directors of Delaware Parent), the Board of Directors of each such company shall be as follows:

Robert E. Diamond, Jr.		Chairman of the Board and Director

Ng Wing-Fai	-	Director

Bobby Sarnevesht	-	Director (per item (b) below)

Brian Chan	-	Independent Director

Thomas Ng	-	Independent Director

Felix Yun Pun Wong	-	Independent Director

James McCann	-	Independent Director

(b) Bobby Sarnevesht shall resign his current positions with the Corporation and its Subsidiaries, effective as of the Merger Effective Time, and shall serve as Interim CEO and Vice Chair of the Corporation until such time as the Board, in its sole direction, identifies a suitable replacement. Immediately upon the Board’s appointment of a new CEO of the Corporation, Bobby Sarnevesht shall cease serving in the role of Interim CEO and shall continue to serve as Vice Chair of the Corporation. At all times, in his capacity as Interim CEO and Vice Chair of the Corporation, Bobby Sarnevesht shall report directly to Robert E. Diamond, Jr.

1.7 Effect of the Merger

1.7.1 Treatment of Equity

At the Merger Effective Time, upon the terms and subject to the conditions of this Agreement (including, as and to the extent applicable, Section 1.7.2), by virtue of the Merger and without any action on the part of any party hereto or the holders thereof:

(a) All shares of any class of capital stock of the Corporation held by the Corporation as treasury shares shall be canceled.

(b) The Corporation Convertible Notes and Corporation Convertible Warrants shall automatically convert into an aggregate of 54,900,110 and 30,293,447 shares, respectively, of Series A Common Stock.

(c) Each issued and outstanding share of Series A Common Stock and Series B Common Stock (including the Common Stock into which Corporation Convertible Notes and Corporation Convertible Warrants are converted pursuant to the immediately preceding clause (b)), other than Dissenting Shares, shall be converted into the right to receive from Delaware Parent the Common Per Share Merger Consideration; and in the aggregate, the 299,897,852 shares of Common Stock as of the Agreement Date shall be converted into an aggregate of 299,897,852 shares of Delaware Parent Common Stock.

(d) Each issued and outstanding share of Preferred Stock, other than Dissenting Shares, shall be converted into the right to receive from Delaware Parent the Preferred Per Share Merger Consideration; and in the aggregate, the 37,702,230 shares of Preferred Stock as of the Agreement Date shall be converted into an aggregate of 37,702,230 shares of Delaware Parent Preferred Stock.

(e) Each Corporation RSU shall be canceled and converted into one Delaware Parent RSU; and in the aggregate, the 54,020,128 Corporation RSUs outstanding as of the Agreement Date shall be converted into an aggregate of 54,020,128 Delaware Parent RSUs.

(f) Each outstanding Corporation Warrant shall become a Delaware Parent Adjusted Warrant, after all adjustments thereto as required per the terms of the warrant agreement governing such Corporation Warrant; and in the aggregate, 128,551,475 Corporation Warrants shall be adjusted, replaced by and reissued as 55,719,676 Delaware Parent Adjusted Warrants.

(g) Each issued and outstanding share of capital stock of Merger Sub shall be converted into one share of common stock of the Surviving Corporation.

(h) All Stockholders other than the Unrestricted Stockholders (as to their Unrestricted Shares) will be subject to the Lock-Up as to the portion of the Merger Consideration received by each of them.

(i) Prior to giving effect to the Reserved Shares, at the Merger Effective Time, each share of Corporation Stock and each Corporation RSU shall, as of the Merger Effective Time, be converted into one share of Delaware Parent Common Stock and one Delaware Parent RSU, respectively. All Delaware Parent Common Stock amounts set forth in this Section 1.7.1 shall be calculated before giving effect to the Reserved Shares, which shall be placed into escrow pursuant to Section 1.8.

(j) Prior to the Closing, Parent shall effectuate a 2.0634 to one forward share split of Parent Ordinary Shares that will result in the holders of Parent Ordinary Shares owning an aggregate of 189,265,804 Parent Ordinary Shares immediately prior to the Merger Effective Time; this share split will result in the 70/30 equity split between the holders of Corporation Stock and of Corporation RSUs, on the one hand, and the holders of Parent Ordinary Shares, on the other hand, which has been agreed by the parties.

1.7.2 Consideration Spreadsheet

Annex B (the “Initial Closing Consideration Spreadsheet”) sets forth, as of the Agreement Date, (a) the name of each Stockholder, and the number of shares of Stock (by class of Stock) held by such Stockholder, (b) the portion of the Merger Consideration to be paid to each Stockholder, (c) the name, address and email address (to the extent available) of each holder of Corporation RSUs, and the number of Corporation RSUs held by each such Person, (d) the number of Corporation Warrants, Corporation Convertible Warrants Schedule and Corporation Convertible Notes, each by the holder(s) thereof and (e) such other information reasonably requested by Parent.

If there are any changes required to be made to the Initial Closing Consideration Spreadsheet between the Agreement Date and the Merger Effective Time, the Corporation shall deliver to Parent not less than three Business Days prior to the Closing Date a revised Initial Closing Consideration Spreadsheet (the “Final Closing Consideration Spreadsheet”), certified by the Chief Executive Officer of the Corporation, updated with the Corporation’s good faith estimates of such information as of the Closing Date (including without limitation the vesting of any Corporation RSUs into Stock) and reasonably satisfactory to Parent. The Final Closing Consideration Spreadsheet shall be prepared on the same basis and using the same methodologies, and in accordance with the same principles, as the Initial Closing Consideration Spreadsheet, including being reasonably satisfactory to Delaware Parent; provided, however, that the Final Closing Consideration Spreadsheet also shall include such other information that is reasonably necessary to effectuate the conversion of Stock and Company RSUs into Delaware Parent Common Stock and Delaware Parent RSUs and the delivery of Delaware Parent Stock and Delaware Parent RSUs to the respective recipients thereof, as soon as possible after the Closing and in an accurate and efficient manner.

1.7.3 Dissenting Shares

Stockholders who have complied with all the requirements for perfecting appraisal or dissenters’ rights, as required under the DGCL, shall be entitled to their appraisal or dissenters’ rights under the DGCL with respect to such shares (“Dissenting Shares”). Notwithstanding anything to the contrary herein, (a) if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal or dissenters’ rights, then, as of the later of the Merger Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the portion of the Merger Consideration to which such holder is then entitled under this Agreement, without interest thereon and upon surrender of the certificate representing such shares in accordance with this Agreement together with any other documents required under Section 1.7.4 and (b) any Dissenting Shares held by a Stockholder who has perfected such Stockholder’s appraisal or dissenters’ rights for such shares in accordance with the DGCL shall not be converted into the right to receive any portion of the Merger Consideration pursuant to Section 1.7.1. The Corporation shall provide to Delaware Parent (i) prompt notice of any demands for appraisal or purchase received by the Corporation, withdrawals of such demands, and any other instruments related to such demands served in accordance with the DGCL and received by the Corporation and (ii) the right to direct all negotiations and proceedings with respect to such demands under the DGCL. The Corporation shall not, except with the prior written consent of Delaware Parent, or as otherwise required under the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any Claim or demand in respect of any Dissenting Shares. The payment of consideration under this Agreement to the Stockholders (other than in respect of Dissenting Shares, which shall be treated as provided in this Section 1.7.5 and under the DGCL) shall not be affected by the exercise or potential exercise of appraisal or dissenters’ rights under the DGCL by any Stockholder.

1.7.4 Exchange of Certificates and Payment

(a) Prior to the Merger Effective Time, Delaware Parent shall designate Continental Stock Transfer and Trust Company to act as exchange agent (the “Exchange Agent”) in the Merger. The Exchange Agent shall be responsible for exchanging and/or verifying the cancellation of share certificates (where share certificates were issued) representing Stock in exchange for Delaware Parent Common Stock or Delaware Parent Preferred Stock, as the case may be (together referred to as “Delaware Parent Stock”).

(b) At or prior to the Merger Effective Time, Delaware Parent shall deposit, or cause to be deposited, a copy of the stockholder list of the Corporation with the Exchange Agent updated to reflect, at the Merger Effective Time, the issuance of the Merger Consideration receivable by the Stockholders in accordance with the Final Closing Consideration Spreadsheet. The Merger Consideration shall be duly issued to the appropriate Stockholders upon the entry of the names of the Stockholders on the stockholder list of the Corporation. Prior to the Merger Effective Time, and if requested by the Exchange Agent, Parent shall send, or shall cause the Exchange Agent to send, to each Stockholder, a Letter of Transmittal for use in such exchange and/or verification, in form and substance reasonably satisfactory to Parent and the Corporation (a “Letter of Transmittal”) which shall specify that the delivery and/or cancellation of Corporation stock certificates (“Corporation Stock Certificates”) in respect of the portion of the Merger Consideration to be issued to each Stockholder shall be effected, and risk of loss and title shall pass, only upon proper delivery and/or cancellation of the Corporation Stock Certificates and other related transmittal documents to the Exchange Agent for use in such exchange.

(c) Upon surrender of a Corporation Stock Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Delaware Parent, together with a duly executed Letter of Transmittal (if required), which includes a release of certain Claims set forth therein, and such other documents (including IRS Form W-8 or W-9, as applicable) as may reasonably be required by Delaware Parent or the Exchange Agent, the holder of such Corporation Stock Certificate shall be entitled to receive in exchange therefor the portion of the Merger Consideration that such holder has the right to receive pursuant to Section 1.7.1, if any, and the Corporation Stock Certificate so surrendered shall forthwith be canceled. If any Corporation Stock Certificates shall have been lost, stolen, or destroyed, upon the making of an affidavit of such fact by the Stockholder Claiming such certificate to be lost, stolen, or destroyed, in form reasonably satisfactory to Delaware Parent, the Exchange Agent shall pay in exchange for such lost, stolen, or destroyed Corporation Stock Certificate the portion of the Merger Consideration that such Stockholder is entitled to receive pursuant to Section 1.7.1. Delaware Parent may, in its discretion and as a condition precedent to the issuance thereof, require such Stockholder to provide Delaware Parent with an indemnity agreement, in a form reasonably satisfactory to Delaware Parent, against any Claim that may be made against Delaware Parent with respect to the Corporation Stock Certificate alleged to have been lost, stolen, or destroyed, and a surety bond, reasonably satisfactory to Delaware Parent, to secure such indemnity obligation. No interest shall accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any Person other than the Person in whose name the Corporation Stock Certificate(s) surrendered in exchange therefor is registered, it shall be a condition to such delivery that the Person requesting such delivery shall pay to Delaware Parent any transfer or other Taxes required by reason of the payment of the Merger Consideration (or any portion thereof) to a Person other than the registered holder of the Corporation Stock Certificate(s) so surrendered, or shall establish to the satisfaction of Delaware Parent that such Tax has been paid or is not applicable.

(d) Delaware Parent’s delivery of the Merger Consideration to the Exchange Agent and/or the Surviving Corporation in accordance with and as set forth in this Section 1.7.4 constitutes Delaware Parent’s full performance of its obligations with respect to the payment of the Merger Consideration to the Stockholders in connection with the consummation of the Merger. Delaware Parent’s delivery of the applicable portion of the Merger Consideration to the Exchange Agent and/or the Surviving Corporation in accordance with and as set forth in this Section 1.7.4 constitutes Delaware Parent’s full performance of its obligations with respect to the payment of the Merger Consideration to each Stockholder in connection with the consummation of the Merger.

(e) Notwithstanding anything to the contrary contained herein, no fractional Delaware Parent Stock will be issued by virtue of the Merger, and each Person who would otherwise be entitled to a fraction of a share of Delaware Parent Stock (after aggregating all fractional shares of Delaware Parent Stock that otherwise would be received by such holder) shall instead have the number of shares of Delaware Parent Stock issued to such Person rounded down to the nearest whole share, without payment in lieu of such fractional shares.

1.7.5 No Further Transfers

After the Merger Effective Time, there shall be no transfers of any shares of Stock on the stock transfer books of the Corporation or the Surviving Corporation. If, after the Merger Effective Time, certificates formerly representing shares of Stock are presented to the Surviving Corporation, such shares shall be forwarded to the Exchange Agent and shall be canceled and exchanged in accordance with Section 1.7.4, subject, in the case of Dissenting Shares, to Section 1.7.53.

1.8 Reserved Shares

At the Closing, Delaware Parent shall issue an aggregate of fifty million (50,000,000) shares of Delaware Parent Common Stock constituting a portion of the Merger Consideration, as a reserve (the “Reserved Shares”), which Reserved Shares will be deposited into an escrow account promptly after Closing and used to settle any matters in connection with claims that relate to the affairs of the Corporation prior to the Closing Date (including, without limitation, any current and/or future litigation matters, Corporation debt, accrued interest, accounts payable, investments in Corporation Subsidiaries and matters related to the Final Consideration Closing Spreadsheet, among other), in each instance in the reasonable judgment of the Board of Directors of Delaware Parent. The number of Reserved Shares shall be increased from time to time by the number of any Cancelled RSU Shares, as provided in Section 1.9. For a period of six years after the Closing Date, Delaware Parent may, from time to time, give written instructions to the escrow agent to release such number of the Reserved Shares in settlement of any such matters. If any portion of the Reserved Shares remains in escrow at the end of such six year period, then Delaware Parent shall distribute such shares to the stockholders of the Corporation existing as of immediately prior to the Merger Effective Time, on a pro rata basis.

1.9 Corporation RSUs

Each Corporation RSU shall be canceled and converted into one Delaware Parent RSU(s) as provided in Section 1.7.1(c). The Corporation agrees that the board of directors of the Corporation (or, if appropriate, any committee administering the Corporation RSU Plan) shall adopt such resolutions or take such other actions (including obtaining any required consents from the holders of such Corporation RSUs and providing notices required under the Corporation RSU Plan) as may be required to (a) effect the treatment of the Corporation RSUs as set forth in Section 1.7.1(c) as of the Closing and (b) terminate the Corporation RSU Plan and each Corporation RSU, as well as all other equity based incentive plans of the Corporation as of the Closing. The Corporation RSUs shall become restricted stock units of Delaware Parent (“Delaware Parent RSUs”) as of the Closing and Delaware Parent shall, prior to closing, establish and adopt an incentive plan that covers and governs the Delaware Parent RSUs. Any Corporation RSUs that have been converted into Delaware Parent RSUs and that have not, as of the end of their respective vesting periods, been vested by their terms, shall be cancelled and of no further legal effect. In the event that any unvested Delaware Parent RSU or portion thereof existing as of the Merger Effective Time is cancelled and/or terminated (i.e, and does not vest) subsequent to the Effective Time due solely to the termination of a Delaware RSU holder’s employment or consulting relationship by Delaware Parent (and not by voluntary termination or other action by such holder), then the number of unvested shares of Delaware Parent Common Stock so cancelled (the “Cancelled RSU Shares”) shall be added to the number of Reserved Shares, and shall for all purposes of this Agreement be deemed to be Reserved Shares as of the date of such cancellation .

1.10 Corporation Warrants

(a) Each Corporation Warrant shall be adjusted into and become an Adjusted AGBA Delaware Warrant, as provided in Section 1.7.1(e). The terms governing each Adjusted AGBA Delaware Warrant shall be as provided in the corresponding Corporation Warrant.

(b) Each Corporation Convertible Warrant will be converted into Corporation Stock no later than immediately prior to the Merger Effective Time.

1.11 Corporation Convertible Notes

Each Corporation Convertible Note will be converted into Corporation Stock no later than immediately prior to the Merger Effective Time. The Corporation has, no later than the Agreement Date, provided an acknowledgment to all holders of Convertible Notes as to the conversion of each Corporation Convertible Note held by them into Corporation Stock.

1.12 Closing Deliveries

At or prior to the Closing, (a) Delaware Parent shall deliver to the Corporation all certificates, instruments, documents, and other deliverables set forth this Article I and in Article VI and (b) the Corporation shall deliver to Delaware Parent all certificates, instruments, documents, and other deliverables set forth in this Article I and in Article V.

1.13 Tax Withholding

Each of Parent, Delaware Parent and Merger Sub and their agents shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax Applicable Law (as reasonably determined by Parent, Delaware Parent or Merger Sub, respectively). To the extent that amounts are so withheld by Parent, Delaware Parent or Merger Sub or their agents, as the case may be, and paid over to the appropriate Governmental Body, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.14 Securities Act Matters

(a) The parties acknowledge that the Delaware Parent Stock to be issued to the Stockholders in connection with the Merger will not be registered under the Securities Act.

(b) Each certificate representing Delaware Parent Common Stock and Delaware Parent Preferred Stock issued to the Stockholders shall be stamped or otherwise imprinted with a legend in substantially the following form: “THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THESE SECURITIES NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM PURSUANT TO THE ACT AND APPLICABLE STATE SECURITIES LAWS. ANY OFFER, SALE, ASSIGNMENT, TRANSFER OR OTHER DISPOSITION OF THESE SECURITIES IN A TRANSACTION THAT IS NOT REGISTERED UNDER THE ACT IS SUBJECT TO THE CORPORATION’S RIGHT TO REQUIRE DELIVERY OF AN OPINION OF COUNSEL TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.”

(c) Each certificate representing Delaware Parent Common Stock, other than certificates representing Unrestricted Shares, shall be stamped or otherwise imprinted with a legend in substantially the following form: “THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND ANY INTEREST THEREIN MAY NOT BE DIRECTLY OR INDIRECTLY SOLD, OFFERED FOR SALE, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED OR DISPOSED OF PRIOR TO [THE DATE WHICH IS 165 DAYS AFTER THE CLOSING DATE], EXCEPT AS PROVIDED IN THAT CERTAIN AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER DATED AUGUST 30, 2024 AMONG THE COMPANY AND TRILLER, CORP., AND CERTAIN OTHER PARTIES, A COPY OF WHICH AGREEMENT IS ON FILE AT THE OFFICE OF THE COMPANY. A COPY OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE COMPANY. ANY PURPORTED TRANSFER IN VIOLATION OF THAT AGREEMENT SHALL BE VOID.”

(d) Each certificate representing Delaware Parent Preferred Stock shall be stamped or otherwise imprinted with a legend in substantially the following form: “THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND ANY INTEREST THEREIN MAY NOT BE DIRECTLY OR INDIRECTLY SOLD, OFFERED FOR SALE, ASSIGNED, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED OR DISPOSED OF PRIOR TO [*], 20251, EXCEPT AS PROVIDED IN THAT CERTAIN AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER DATED AUGUST 30, 2024 AMONG THE COMPANY AND TRILLER, CORP., AND CERTAIN OTHER PARTIES, AND EXCEPT AS PROVIDED IN THAT CERTAIN LETTER AGREEMENT BETWEEN CASTLE LION INVESTMENTS LIMITED, COPIES OF WHICH AGREEMENTS ARE ON FILE AT THE OFFICE OF THE COMPANY. A COPY OF EACH SUCH AGREEMENT MAY BE OBTAINED BY THE HOLDER OF THIS CERTIFICATE UPON WRITTEN REQUEST TO THE COMPANY. ANY PURPORTED TRANSFER IN VIOLATION OF THE FOREGOING AGREEMENTS SHALL BE VOID.”

[1]	One year after Closing

Article II
REPRESENTATIONS AND WARRANTIES OF THE CORPORATION

Except as disclosed in the Triller LLC 2024 S-1, the Parent August 2024 Draft 14A or in the corresponding schedules of the disclosure memorandum delivered by the Corporation to Parent prior to the execution of this Agreement (the “Corporation Disclosure Memorandum”), in order to induce Parent and Merger Sub to enter into and perform this Agreement, the Corporation represents and warrants to Parent and Merger Sub, as to the Corporation (and, for all periods prior to the Reorg Effective Time, except where the context requires otherwise, also as to Triller LLC), except as otherwise provided, as follows:

2.1 Organization and Good Standing; Books and Records

The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and the Corporation has all requisite power and authority to own, operate, and lease its properties and assets and to carry on its business as now conducted and as currently proposed to be conducted. The Corporation is duly qualified to do business and is in good standing in each of the jurisdictions in which it conducts its business, which are the only jurisdictions in which such qualification is necessary. The Corporation has furnished to Parent accurate and complete copies of the Corporation’s (i) governing documents, (ii) minute books, and (iii) stock ledger and stock or unit transfer records. Such books and records accurately reflect all meetings of the members or stockholders, as the case may be, and the boards of directors (including any committees thereof) of the Corporation and all actions taken by written consent of the Stockholders, as well as their boards of directors (including any committees thereof), as applicable, since the inception of the Corporation through the Agreement Date; the minutes contained therein accurately reflect the events of and actions taken at such meetings; and such stock ledger and stock transfer records accurately reflect all issuances, transfers, and cancellations of shares of capital stock of the Corporation.

2.2 Authority and Enforceability

(a) Authority. The Corporation has full power and authority to execute this Agreement and the other Operative Documents to which it is (or will be) a party and to perform its obligations hereunder and thereunder. The board of directors of the Corporation, at a meeting duly called and held, or by written consent in lieu thereof, has unanimously (i) determined that this Agreement and the Transactions are fair to, and in the best interests of, the Corporation and its Stockholders, (ii) approved and declared advisable the execution, delivery, and performance of this Agreement and the consummation of the Transactions, and (iii) resolved to recommend that the Stockholders adopt this Agreement and approve the Transactions. This Agreement and the Transactions shall, after the Parent Shareholder Meeting, be duly authorized, adopted and approved by the requisite vote or written consent of the Stockholders in compliance with the Corporation Certificate of Incorporation, the Corporation Bylaws and the DGCL, and the form of notice to be provided to the other Stockholders, collectively, the “Stockholder Approval”). All actions relating to the solicitation and obtainment of the Stockholder Approval with respect to this Agreement will be taken in compliance with Applicable Law. Pursuant to Section 4.10, the Corporation will provide all legally required notices to all its Stockholders that have not voted for or provided written consent to the Merger and all other Transactions to which the Corporation is a party, pursuant to Section 228(e) of the DGCL; such notices to be delivered to all Stockholders promptly after the Stockholder Approval has been obtained. The Corporation has full power and authority to consummate the Transactions to which it is a party.

(b) Enforceability. This Agreement has been duly executed and delivered by the Corporation and, assuming the due authorization, execution, and delivery by each of the other parties hereto, this Agreement is the valid and binding obligation of the Corporation, enforceable against it in accordance with its terms, and each of the other Operative Documents to which it is (or will be) a party, when executed by the Corporation, and assuming the due authorization, execution, and delivery by each of the other parties thereto, is (or will be) the valid and binding obligation of the Corporation, enforceable against it in accordance with its terms, in each case, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or other Applicable Law affecting or relating to creditors’ rights generally and general principles of equity. the Corporation. Except for any regulatory consents, no third party consents are required for the Corporation to consummate the Transactions.

2.3 Capitalization and Stock Rights; Consideration Spreadsheet; Subsidiaries

(a) The Corporation as of the Reorganization

(i) The capitalization of the Corporation as of the Agreement Date is as follows:

(A) Series A Common Stock: 850,000,000 shares authorized, 207,556,771 shares issued (excluding the shares of Common Stock issuable upon the conversion of the Corporation Convertible Notes and including 30,293,447 shares of Series B Common Stock that will be converted from Corporation Convertible Warrants into Series B Common Stock immediately prior to the Merger Effective Time).

(B) Series B Common Stock: 50,000,000 shares authorized, 68,556,829 shares issued; including 38,263,382 shares of Series B Common Stock that will be converted from Corporation Convertible Warrants into Series B Common Stock by immediately prior to the Merger.

(C) Preferred Stock: 100,000,000 shares authorized, of which 50,000,000 have been designated as Series A-1 Preferred Stock and of which 37,702,230 shares are issued.

(D) All Stock: 337,600,081 shares issued.

(E) Corporation RSU Plan: 54,020,128 shares of Series A Common Stock reserved for issuance upon the vesting of Corporation RSUs.

(F) Corporation Warrants: Warrants to purchase an aggregate of 55,719,676 shares of Corporation Stock.

(G) Corporation Convertible Notes: Corporation Convertible Notes in the aggregate principal amount of $96,798,078.46, all of which shall convert at a conversion price equal to the volume weighted average price per share of Parent Common Stock for the 30 days prior to the date of execution hereof $2.1377 into an aggregate of 54,077,698 shares of Delaware Parent Common Stock at the Closing.

The Delaware Reorg Certificate and all other filings required to be made in Delaware in connection with the Reorganization have been filed with the Delaware Secretary of State. As of the Agreement Date, the Stock is held of record and beneficially by the Stockholders as set forth on the Initial Closing Consideration Spreadsheet, free and clear of any Encumbrances (except with respect to the Reserved Shares). As of the Agreement Date, each share of Stock is authorized and validly issued and is fully paid and non-assessable, and issued in compliance with Applicable Law. As of the Agreement Date, except as set forth on the Initial Closing Consideration Spreadsheet , there are no other outstanding shares of capital stock of, or other equity or voting interests in, the Corporation, and no outstanding securities of the Corporation convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Corporation, and, except for the Corporation RSUs, the Corporation Warrants, the Corporation Convertible Warrants and the Corporation Convertible Notes, there are no outstanding options, warrants, rights, convertible debt instruments or other commitments or agreements to acquire from the Corporation, or that obligate the Corporation to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Corporation. Except as otherwise amended in the Final Closing Consideration Spreadsheet, as of the Closing Date, the ownership of all Stock, Corporation Warrants, Corporation Convertible Warrants, Corporation Convertible Notes and Corporation RSUs shall be as set forth in the Initial Closing Consideration Spreadsheet. As of the Agreement Date, except for the Corporation RSUs, the Corporation Warrants, the Corporation Convertible Warrants and the Corporation Convertible Notes, there shall be no options, warrants, restricted stock, stock appreciation rights, phantom stock rights, convertible debt instruments or any other rights with respect to the equity the Corporation. Neither Triller LLC nor the Corporation has ever declared or paid any dividends on any shares of Stock or other equity, and there is no Liability for dividends accrued and unpaid by the Corporation or Triller LLC.

(ii) The Initial Closing Consideration Spreadsheet is accurate and complete in all respects. The Final Closing Consideration Spreadsheet, when delivered, will be accurate and complete in all respects, and upon payment of the amounts set forth therein, no Parent Entity or any of their respective Representatives will have any obligation to any Stockholder, or to any holder of Corporation Warrants, Corporation Convertible Warrants, Corporation Convertible notes or Corporation RSUs with respect to any Stock or to any equity or convertible equity interests in Triller LLC.

(iii) Exhibit 21.1 of the Triller LLC 2024 S-1 sets forth a complete list of the Corporation’s Subsidiaries as of the Agreement Date. The Corporation is not under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution or other investment in, or assume any liability or obligation of, any Person.

2.4 No Approvals; No Conflicts

The execution, delivery, and performance by the Corporation of this Agreement and the other Operative Documents to which the Corporation is (or will be) a party and the consummation by the Corporation of the Transactions do not and will not (a) violate (with or without the giving of notice or lapse of time, or both) Applicable Law, (b) require any consent, approval, or authorization of, declaration, filing, or registration with, or notice to, any Person, other than (i) the Stockholder Approval and (ii) the filing of the Certificate of Merger, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any Person of the right to accelerate, terminate, modify, or cancel, any Encumbrance, Contract, obligation, or Liability to which the Corporation is a party or by which it is bound or to which any its assets is subject, (d) result in the creation of any Encumbrance on any assets of the Corporation, (e) conflict with or result in a breach of or constitute a default under any provision of the governing documents of the Corporation, (f) invalidate or adversely affect any Corporation Permit, or (g) impair the right of the Corporation (or any Parent Entity after the Closing) to Exploit any Corporation IP.

2.5 Financial Statements; No Undisclosed Liabilities

(a) The Triller LLC 2024 S-1 sets forth (i) the audited balance sheets and statements of operations, cash flows, and equity of Triller LLC at and for the two fiscal years ended December 31, 2022 and 2021 and accompanying notes (the “Annual Financial Statements”). The Parent August 2024 Draft 14A sets forth (x) the audited balance sheets and statements of operations, cash flows, and equity of Triller LLC for the fiscal year ended December 31, 2023 and accompanying notes (together with the Annual Financial Statements, the “Audited Financial Statements”) and (y) an unaudited balance sheet, statement of operations and statements of cash flows of Triller LLC at and for the three month period ended March 31, 2024 (the “Interim Financial Statements” and collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (i) are accurate, complete, and consistent with the books and records of Triller LLC and the Corporation, (ii) have been prepared in conformity with GAAP on a basis consistent with prior accounting periods, and (iii) fairly present the financial position, results of operations, and changes in financial position of Triller LLC as of the dates and for the periods indicated, subject, in the case of the Interim Financial Statements, solely to normal recurring period end adjustments. The unaudited balance sheet of Triller LLC as of March 31, 2024 (the “Corporation Balance Sheet Date”) is herein referred to as the “Corporation Balance Sheet.” The Company has no Liabilities that are not fully reflected or reserved against, as prescribed by GAAP, in the Corporation Balance Sheet, except Liabilities incurred since the Corporation Balance Sheet Date in the ordinary course of business and consistent with past practice. The Corporation is not a guarantor, indemnitor, surety, or other obligor of any indebtedness of any other Person. The Corporation has delivered to Parent accurate and complete copies of all management letters and other correspondence received from accountants of the Corporation relating to the Corporation’s financial statements, accounting controls, and all related matters. There has been no incidence of Fraud that involves any current or former Corporation Service Providers.

(b) The Corporation maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with applicable GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (v) the obligations of the Corporation are satisfied in a timely manner and as required under the terms of each Contract to which the Corporation is a party or by which the Corporation is bound. To the Knowledge of the Corporation, the Corporation has no unremedied significant deficiencies or material weaknesses (as such terms are defined under GAAP) in the design or operation of internal control over financial reporting.

2.6 Absence of Certain Changes or Events

(a) Financial. Except for transactions specifically contemplated in this Agreement or as set forth in the Triller LLC 2024 S-1, the Parent August 2024 Draft 14A and/or in Schedule 2.6(b), since the Corporation Balance Sheet Date: (a) the business of the Company has been conducted only in, and the Corporation has taken no action except in, the ordinary course of business and consistent with past practice and (b) there has not occurred any Material Adverse Effect. Since the Corporation Balance Sheet Date, the Corporation has not experienced any business disruption, or taken any actions outside of the ordinary course of business and consistent with past practice.

(b) Bring Down. Schedule 2.6(b) of the Corporation Disclosure Memorandum sets forth all material updates and changes to (i) the Corporation’s business and operations, and (ii) the representations and warranties of the Corporation set forth in this Article II, that have occurred since January 29, 2024.

2.7 Property

(a) The Corporation does not own and has never owned any real property.

(b) The Corporation has provided to Parent all lease agreements (the “Leases”) with respect to all real property leased or currently being used by the Corporation (the “Real Property”). All Leases are valid, binding, and enforceable in accordance with their terms and are in full force and effect. Except as provided in Schedule 2.12(a) of the Corporation Disclosure Memorandum, the Corporation has performed all material obligations imposed on it under the Leases, and neither the Corporation nor any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default by the Corporation, or, to the Knowledge of the Corporation, any other party thereto, that would result in a Material Adverse Effect. There is not, and within the past 12 months there has not been, any material disagreement or dispute with any other party to any of the Leases, nor is there any pending request for amendment of any of the Leases, except as provided in Schedule 2.12(a) of the Corporation Disclosure Memorandum. The Corporation has not received any notification that any party to any of the Leases intends to cancel, terminate, materially modify, refuse to perform, or refuse to renew any of the Leases. There is no Encumbrance applicable to the Real Property that could reasonably be expected to materially impair the use or the occupancy of the Real Property other than Permitted Encumbrances. The Corporation has provided to Parent accurate and complete copies of all Leases.

(c) All of the material assets and properties of the Corporation are in good condition and repair subject to normal wear and tear, in sufficient working order and have been properly maintained to a material extent. Each asset included in the Financial Statements or material asset acquired by the Corporation since the Corporation Balance Sheet Date, and each material asset used by the Corporation or that is in the reputed ownership of the Corporation, is: (i) legally and beneficially owned solely by the Corporation free from all Encumbrances other than Permitted Encumbrances and (ii) where capable of possession, in the possession or under the control of the Corporation.

2.8 Labor and Employment Matters; Nondisclosure and Non-Competition Agreements

(a) The Corporation keeps accurate and up to date records of: (i) the names, titles, national, and local jurisdictions of service to the Corporation, work authorization status in such jurisdictions, classification for purposes of all applicable wage-and-hours laws, part- or full-time status, permanent or temporary status, leave status, accrued paid time off, and current base and variable compensation amounts or rates (whether salaried or otherwise) of all directors, officers, and employees (full-time and part-time, whether permanent or temporary) of the Corporation and (ii) the names, titles, national, and local jurisdictions of service to the Corporation, permanent or temporary status, current compensation packages, and descriptions of services to the Corporation of all consultants and independent contractors of the Corporation.

(b) The Corporation is not party to any labor, collective bargaining, or similar agreement, and there are currently no organizational campaigns, petitions, or other unionization activities seeking recognition of a collective bargaining unit that could affect the Corporation. No employees of the Corporation are, or in the past three years have been, represented by any labor organization, or other collective Representative entity, union, or organization. None of the Transactions could reasonably be expected to require approval or consent by any works council, labor collective group, or other similar third-party entity. There is no labor dispute pending or, to the Knowledge of the Corporation, threatened against or affecting the Corporation, and the Corporation has not experienced any work stoppage since its inception. To the Knowledge of the Corporation, no employee, contractor, or consultant of the Corporation intends to terminate his or her employment or relationship with the Corporation. All individuals who have provided or are providing services of any kind to the Corporation are correctly classified as either being an employee or an independent contractor, and if classified as an employee are correctly classified as being exempt or non-exempt from overtime under Applicable Law.

(c) Since the inception of the Corporation, the Corporation has been in compliance with Applicable Law respecting employment, including hiring, termination, discrimination, harassment, retaliation, accommodation, terms and conditions of employment, wages, hours, and occupational safety and health, and has not engaged in any unfair labor practice. Since the inception of the Corporation, the Corporation has withheld all amounts required by Applicable Law or by Contract to be withheld from the wages, salaries, and other payments to its employees, including common law employees, and is not liable for any arrears of wages (including commissions, bonuses, or other compensation) or any Taxes or any penalty for failure to comply with any of the foregoing (or, if any arrears, penalty or interest was assessed against the Corporation regarding the foregoing, it has been fully satisfied). The Corporation is not liable for any payment to any trust or other fund, or to any Governmental Body with respect to unemployment compensation benefits, workers’ compensation benefits, social security, social benefits, or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no pending Claims against the Corporation under any workers compensation plan or policy or for long-term Disability. There are no controversies pending or threatened between the Corporation, on the one hand, and any current or former Corporation Service Providers, or any other Person, arising out of the Corporation’s status as employer or purported employer, or as an entity that engages contractors or consultants, on the other hand, that have resulted, or could reasonably be expected to result, in a Claim before any Governmental Body, including Claims for compensation, wage and hour violations, severance benefits, vacation time, vacation pay or pension benefits, discrimination, harassment, retaliation, failure to accommodate, wrongful discharge, or otherwise. Since the inception of the Corporation, the Corporation has obtained from all its former employees whose employment was involuntarily terminated general releases of all Claims (whether actual or potential, known or unknown) against the Corporation, and all releases of employment Claims in favor of the Corporation obtained from former employees since the inception of the Corporation are effective and binding to release all employment Claims from such employees and comply in all respects with Applicable Law.

(d) No current or former Corporation Service Provider is or has been in violation of any provision or covenant of any Contract with any Person by virtue of such Corporation Service Provider’s being employed by, performing services for, or serving on the board of directors of, the Corporation. All provisions and covenants of Contracts with the Corporation or with any other Person in respect of which the Corporation may have rights or liability to which any current or former Corporation Service Provider is subject comply in all respects with Applicable Law.

(e) Since the inception of the Corporation, there have been no plant closings, mass layoffs or other terminations of employees that would create any obligations upon or liabilities for the Corporation under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”), or similar laws. The Corporation has no plans to undertake any action that would trigger the WARN Act or any applicable mini-WARN Act.

(f) Except for senior officers of the Corporation or as separately provided by the Corporation to Parent, all employees of the Corporation are employed on an “at will” basis and are lawfully employed in the United States. All current and former employees of the Corporation, are or were during their employment with the Corporation authorized to work in the United States in accordance with all applicable Laws, including but not limited to the Immigration and Naturalization Act, as amended, and the regulations promulgated thereunder. The Corporation has not received any complaint or other allegation regarding any current or former employee being unauthorized to work for the Corporation in the United States. No allegations of immigration-related unfair employment practices have been made against the Corporation, or to the Knowledge of the Corporation, threatened to be filed with the Equal Employment Opportunity Commission or the Special Counsel for Immigration-Related Unfair Employment Practices, or any other Governmental Body. The Corporation has completed and retained in accordance with all applicable Laws and regulations a Form I-9 for all employees working in the United States for the Corporation.

(g) (i) No allegations of sexual harassment, sexual assault, or misconduct in the course of being employed by, or providing services to, the Corporation have been made against (A) any Corporation senior management employee, or any current or former officer or director of the Corporation, or (B) any other Corporation Service Provider who, directly or indirectly, supervises any other Corporation Service Provider and (ii) the Corporation has not made any payment arising out of, or entered into any settlement agreement or conducted any investigation related to, allegations of sexual harassment, sexual assault or misconduct by or regarding any Corporation Service Provider or other Representative of the Corporation. To the extent allegations of sexual harassment, sexual assault, or misconduct have been made, the Corporation has promptly, thoroughly and impartially investigated all such allegations and, where it was determined that such allegation had potential merit, the Corporation has taken prompt and appropriate action.

(h) The Corporation has made available to Parent accurate and complete copies of each of the following: (i) all forms of employment agreements and offer letters pursuant to which any employees of the Corporation currently provide services to the Corporation, (ii) all forms of severance and change-in-control agreements of the Corporation currently in effect and binding upon the Corporation, (iii) all forms of service agreements and agreements with current consultants, contractors, and/or advisory board members of the Corporation, (iv) all forms of Corporation IP Protection Agreements between current and former Corporation Service Providers and the Corporation at any time since its inception, and an accurate and complete list of any current or former Corporation Service Providers, and/or other Persons not subject thereto, (v) the most current management organization chart(s) of the Corporation, (vi) all forms of bonus or variable-compensation plans of the Corporation and all forms of award agreements thereunder, and (vii) a schedule of currently outstanding bonus, variable-compensation, severance, and change-in-control commitments of the Corporation. The Corporation has provided to Parent a complete and accurate list of all the Corporation’s employment agreements, offer letters, severance or change-in-control agreements, service agreements with non-employee service providers, and bonus or compensation agreements, in each case, that are currently in effect and differing in any material respect from the standard forms of such agreements included in the Triller 2024 S-4.

2.9 Employee Benefit Plans

(a) Prior to the Closing, the Corporation will provide to Parent a list of all Employee Benefit Plans that the Corporation nor any Subsidiary or ERISA Affiliate sponsors, maintains, or contributes to any. The Corporation has no agreement, commitment, or obligation to create, enter into or contribute to any other plan, program, policy, practice, Contract, or fund that would be an Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan (other than as contemplated under this Agreement). The terms of each Employee Benefit Plan permit the Corporation to amend and terminate such Employee Benefit Plan at any time and for any reason without Liability (other than routine administrative costs in the ordinary course of business and consistent with past practice).

(b) The Corporation has made available to Parent a current, accurate, and complete copy of each material Employee Benefit Plan (or, to the extent such plan is unwritten, an accurate description, including all material terms thereof), and, to the extent applicable: (i) any contractual obligations relating to any Employee Benefit Plan, including all trust agreements, insurance or annuity contracts, investment management agreements, record keeping agreements, and other documents or instruments related thereto, (ii) the most recent IRS determination letter, opinion letter, or advisory letter, (iii) the most recent summary plan description and any summary of material modifications, and any other written communications (or a description of any oral communications) by the Corporation or any Corporation Subsidiary to the Corporation’s or Subsidiary’s employees concerning the extent of the benefits provided under any material Employee Benefit Plan, (iv) for the two most recent years, (A) the Form 5500 and attached schedules, (B) reviewed financial statements, (C) actuarial valuation reports, and (D) non-discrimination testing results and other compliance testing results, and (v) all material written correspondence relating to any audit, investigation, or correction associated with any Employee Benefit Plan. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred, either by reason of any action or failure to act, since the issuance of such determination letter or opinion letter that could reasonably be expected to cause the loss of the tax-qualified status of such Employee Benefit Plan.

(c) Except as would not have a Material Adverse Effect, all individuals who, pursuant to the terms of any Employee Benefit Plan, are entitled to participate in any Employee Benefit Plan, are currently participating in such Employee Benefit Plan or have been offered an opportunity to do so and have declined in writing.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, with respect to each Employee Benefit Plan: (i) such Employee Benefit Plan is, and was, properly and legally established, and at all times has been, maintained, operated, administered, and funded in all respects in accordance with its terms and in compliance with Applicable Law, (ii) the Corporation and each other Person (including each fiduciary) have, at all times, properly performed all their duties and obligations (whether arising by operation of law, by contract, or otherwise) under or with respect to such Employee Benefit Plan, including all reporting, disclosure, and notification obligations, and (iii) all returns, reports, notices, statements, summary plan descriptions, and other disclosures relating to such Employee Benefit Plan required to be filed with any Governmental Body or distributed to any participant therein have been properly prepared and duly filed or distributed in a timely manner. The Corporation has not incurred, and there exists no condition or set of circumstances in connection with which the Corporation, any ERISA Affiliate, or Parent could incur, directly or indirectly, any Liability (except for routine contributions and benefit payments) under ERISA, the Code, or any other Applicable Law, or pursuant to any indemnification or similar agreement with respect to such Employee Benefit Plan, except where such Liability would not, individually or in the aggregate have a Material Adverse Effect.

(e) Neither the Corporation nor any Subsidiary or ERISA Affiliate sponsors, maintains, or contributes to, or has ever sponsored, maintained, or contributed to (or been obligated to sponsor, maintain, or contribute to), (i) a “multiemployer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) a multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413 of the Code, (iii) an employee benefit plan that is subject to Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code, or (iv) a “multiple employer welfare arrangement,” as defined in Section 3(40) of ERISA. No Employee Benefit Plan is a “defined benefit pension plan,” as defined in Section 3(35) of ERISA.

(f) Neither the Corporation, its Subsidiaries nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination welfare benefits of any kind, including death and medical benefits, with respect to any current or former Corporation Service Provider, other than continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B of the Code or other Applicable Law and at the sole cost of the individual (or their beneficiaries).

(g) Neither the execution and delivery of this Agreement or any of the other Operative Documents nor the consummation of the Transactions (either alone or upon the occurrence of any additional or subsequent event(s)) will (i) entitle any individual to severance pay, unemployment compensation, or any other material compensation or benefit, (ii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan (other than as required by Applicable Law), (iii) require the Corporation, Parent, or any of their respective Affiliates to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual, (iv) impair any of the rights of the Corporation, or any of its Affiliates with respect to any Employee Benefit Plan, (v) result in any loss of deduction for any reason, including pursuant to Section 280G of the Code, or (vi) result in the forgiveness in whole or in part of any outstanding loans made by the Corporation to any Person. None of the Corporation, any of its Subsidiaries, Parent or any Affiliate of Parent will be obligated to pay or reimburse any Person for any Taxes imposed under Section 4999 of the Code (or any corresponding or similar provision of Applicable Law with respect to Taxes) as a result of any Contract currently in effect.

(h) Except as would not have a Material Adverse Effect, neither the Corporation nor any Corporation Subsidiary has received services from any individual (i) whom the Corporation or its Subsidiary treated as an independent contractor, but who should have been treated as a common law employee of the Corporation or Subsidiary or (ii) who constituted a leased employee of the Corporation or its Subsidiary under Section 414(n) of the Code.

(i) Neither the Corporation nor any of its Subsidiaries sponsors, maintains, or contributes to, or has ever sponsored, maintained, or contributed to (or been obligated to sponsor, maintain, or contribute to), any Employee Benefit Plan that is mandated by a Governmental Body other than a Governmental Body of the United States or is subject to the laws of any jurisdiction outside of the United States.

(j) The Corporation, each Corporation Subsidiary and each Employee Benefit Plan that is a group health plan is in compliance in all material respects with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010, in each case as amended (collectively, the “2010 Health Care Law”). The operation of each Employee Benefit Plan that is a group health plan has not resulted in, and could not reasonably be expected to result in, the incurrence of any penalty or excise tax to the Corporation or any of its Subsidiaries pursuant to the 2010 Health Care Law. The Corporation and each of its Subsidiaries have offered all full-time employees (as defined in the 2010 Health Care Law) the ability to elect minimum essential coverage that provides minimum value for themselves and their dependents, such that there will not be any Liability or excise tax assessed against the Corporation or any of its Subsidiaries under Section 4980H of the Code. The Corporation and its Subsidiaries have not reimbursed any employee in the United States for health insurance premiums, other than for a group health plan sponsored by the Corporation or one of its Subsidiaries. There are no facts or circumstances that could reasonably be expected to create a reporting obligation or excise tax for the Corporation or any of its Subsidiaries under Section 4980D of the Code.

(k) All equity-based compensation or incentive plans of the Corporation (including, without limitation, the Triller Third Amended and Restated 2021 Equity Incentive Plan and 2020 Equity Incentive Plan), other than the Corporation RSU Plan, have been properly and legally terminated as of the Agreement Date. All Corporation RSUs were validly issued and properly approved by the board of directors of the Corporation. Except for the Corporation RSUs set forth on the Initial Closing Consideration Spreadsheet, there is no outstanding equity-based compensation or incentive Contract of any kind relating to any securities of the Corporation or the Corporation as of the Agreement Date, nor shall any such Contract exist as of the Closing Date.

(l) None of the Corporation, its Subsidiaries or the Corporation has any Liability with respect to paying any bonus or other cash incentive of any type to any individual except as set forth in the Triller2024 S-1 (Registration No. 333-273623) filed with the SEC on January 29, 2024 and Schedule 2.9(l) of the Corporation Disclosure Memorandum.

(m) All Taxes that are required by Applicable Law to be withheld from benefits derived under any Employee Benefit Plan have been properly withheld and remitted to the proper Tax Authority or depository in a timely manner.

2.10 Intellectual Property

2.10.1 Intellectual Property Generally

(a) The Corporation (i) exclusively owns and has independently developed or acquired or (ii) has the valid right or license to Exploit, all Corporation IP. The Corporation IP is sufficient for the conduct of the Corporation’s business as currently conducted and as currently proposed to be conducted. To the Knowledge of the Corporation, all Corporation Intellectual Property Rights are valid, subsisting, and enforceable. The Corporation has the sole and exclusive right to bring a Claim or suit against any third party’s infringement of the Corporation Intellectual Property Rights and to retain for itself any damages recovered in any such action.

(b) The Corporation owns and has good and exclusive right, title, and interest in and to each item of Corporation-Owned IP and each of the Corporation IP Registrations, free and clear of all Encumbrances and licenses other than the Outbound Licenses. The right, license, and interest of the Corporation in and to all Third-Party IP are free and clear of all Encumbrances (other than restrictions contained in the applicable written license agreements with such third parties and Outbound Licenses).

(c) Other than the Corporation IP Agreements, there are no Contracts governing or relating to any Corporation IP. The Corporation has provided to Parent accurate and complete copies of all Corporation IP Agreements.

(d) The Corporation has not, directly or indirectly, (i) transferred ownership of, or granted any exclusive license in relation to, any Corporation IP to, any Person, (ii) permitted any Person to offer the Corporation IP or Corporation Products as a service or to resell, market, reproduce, distribute, or sublicense the Corporation IP or Corporation Products, or (iii) permitted the rights of the Corporation in any Corporation IP to lapse or enter the public domain.

2.10.2 Intellectual Property Registrations

All registrations, filings, and applications made by, on behalf of, or in the name of the Corporation (or under obligation of assignment to the Corporation) in any jurisdiction for any patents, copyrights, mask works, trademarks, service marks, domain names, and any other Corporation Intellectual Property Right (collectively, “Corporation IP Registrations”) are set forth on in the Triller LLC 2024 S-1 and/or the Parent August 2024 Draft 14A. The Corporation will, upon request of Parent, provide Parent with the jurisdictions in which such Corporation IP Registration has been issued, or applications have been filed, the name of the owner, the application or registration number, the filing date, the date of registration, and the expiration date of such Corporation IP Registration. The Corporation has made available to Parent complete and accurate copies of all applications that are not publicly available related to each item included in the Corporation IP Registrations. All of the Corporation IP Registrations are valid, enforceable, and subsisting. There is no information, and there are no materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Corporation IP Registrations invalid or unenforceable, or would materially affect any pending application for any Corporation IP Registrations. There are no actions that must be taken by the Corporation or Parent within 180 days after the Agreement Date for the purpose of obtaining, maintaining, perfecting, preserving, or renewing any Corporation IP Registration. All necessary registration, maintenance, and renewal fees due in connection with the Corporation IP Registrations have been made and all necessary documents, recordations, and certificates in connection with the Corporation IP Registrations have been filed with the relevant patent, copyright, trademark, or other authorities for the purposes of prosecuting, perfecting, and maintaining the Corporation IP Registrations. The Corporation has not misrepresented, or failed to disclose, any facts or circumstances in any application for any Corporation IP Registrations that would constitute Fraud or a misrepresentation with respect to such application, or that would otherwise affect the validity or enforceability of any Corporation IP Registration. The Corporation has not engaged in any action or any omission, conducted its business, or used or enforced or failed to use or enforce the Corporation IP, in a manner that would result in the abandonment, cancellation, or unenforceability of any Corporation Intellectual Property Right or Corporation IP Registration, and the Corporation has not taken (and not failed to take) any action that would result in the forfeiture or relinquishment of any Corporation Intellectual Property Right or Corporation IP Registration. The Corporation will, upon request of Parent, make available a list of all trademarks, trade names, service marks, logos, domain names, design rights, and other identifiers currently used or proposed to be used by the Corporation but for which no registration has been sought, as well as any other material, unregistered Corporation IP. There have been no interferences, re-examinations, or oppositions brought or threatened to be brought involving any of the Corporation IP, nor to the Knowledge of the Corporation, is there any basis for any such interference, re-examination, or opposition.

2.10.3 Third Party Intellectual Property & IP Assignment

Other than the Third-Party IP, (a) no third-party intellectual property is used in, held for use in, or necessary for the conduct of the business of the Corporation as currently conducted or as proposed to be conducted and (b) no third-party intellectual property is used in, held for use in, or necessary for the development or continued development of the Corporation Products as such development is currently conducted or proposed to be conducted by or on behalf of the Corporation. Neither the Corporation nor any of its Affiliates has (x) assigned or transferred any Corporation IP to any Person (including any customer or potential customer), including pursuant to any Contract, purchase order, “work made for hire,” or other arrangement, or (y) customized any Corporation Product for any Person in a manner that would limit or impair the Corporation’s exclusive ownership of the Corporation-Owned IP.

2.10.4 Payments

Except as set forth in the Inbound Licenses, no royalties, commissions, fees, or other payments are or will become payable by the Corporation to any Person by reason of the Exploitation of any Corporation IP in the conduct of the Corporation’s business as currently conducted and as currently proposed to be conducted.

2.10.5 No Infringement

(a) To the Knowledge of the Corporation, the operation of the business of the Corporation as it has been conducted since the Corporation’s formation, as currently conducted, and as currently proposed to be conducted, including the Exploitation of the Corporation IP and Corporation Products, and the design, development, use, branding, advertising, promotion, marketing, sale, distribution, and licensing out of any Corporation Product (i) have not, do not, and will not conflict with, infringe, violate, interfere with, or misappropriate any right (including any proprietary or intellectual property right), title, or interest of any Person, (ii) with respect to the proprietary or intellectual property rights of any Person that exist or have been applied for as of the Closing Date, will not infringe any such right when such operation, design, development, use, branding, advertising, promotion, marketing, sale, distribution, or licensing out is conducted in substantially the same manner by the Corporation following the Closing, and (iii) have not, do not, and will not constitute unfair competition or unfair trade practices under Applicable Law. There is no pending or threatened Claim that any of the Corporation-Owned IP is invalid or contesting the ownership or right of the Corporation to Exploit any of the Corporation-Owned IP, nor to the Knowledge of the Corporation, is there any basis for any such Claim. To the Knowledge of the Corporation, there is no pending or threatened Claim that any of the Third-Party IP is invalid or contesting the ownership of the Third-Party IP or the right of the Corporation to Exploit any of the Third-Party IP, nor is there any basis for any such Claim. Neither the Corporation nor any Stockholder has received any notice or Claim (whether written or oral) regarding any offer to license or any infringement, misappropriation, violation, misuse, abuse, or other interference of or with any third-party proprietary or intellectual property right by the Corporation, the Corporation IP, or any Corporation Products, or claiming that any other Person has any such Claim with respect thereto, nor to the Knowledge of the Corporation, is there any basis for any such Claim. Neither the Corporation nor any Stockholder has received any opinion of counsel relating to infringement, invalidity, or unenforceability of any Corporation IP or any Corporation Products. No Corporation Product, Corporation Technology, or Corporation Intellectual Property Right is subject to any proceeding or outstanding decree, order, judgment, agreement, or stipulation that restricts in any manner the use, provision, transfer, assignment, or licensing thereof by the Corporation or may affect the validity, registrability, use, or enforceability of such Corporation Product, Corporation Technology, or Corporation Intellectual Property Right.

(b) To the Knowledge of the Corporation, there is and has been no unauthorized use, unauthorized disclosure, infringement, violation, or misappropriation of any Corporation-Owned IP by any Person. Neither the Corporation nor any Stockholder has received any notice (whether written or oral) that any Person is infringing, violating, or misappropriating any Corporation IP or otherwise making any unauthorized use or disclosure of any Corporation IP. To the Knowledge of the Corporation, no such infringement, violation, misappropriation, use, or disclosure is occurring or has occurred.

(c) All Technology incorporated into or embodied in any Corporation-Owned IP or Corporation Products was developed solely by either (i) employees of the Corporation acting within the scope of their employment or (ii) by contractors, consultants, or other third parties who have validly and irrevocably assigned all of their rights, including all intellectual property rights and proprietary rights therein, to the Corporation. To the extent any such Technology relates to Corporation IP Registrations, to the maximum extent provided for by, and in accordance with, Applicable Law, the Corporation has recorded each such assignment with the relevant Governmental Body.

2.10.6 Confidentiality; Source Code

The Corporation (a) has taken all necessary and appropriate steps to maintain the confidentiality of its trade secrets and confidential and proprietary information and data and of all trade secrets and confidential and proprietary information and data of any third party that has provided any confidential information to the Corporation, (b) has not disclosed trade secrets or confidential or proprietary information and data to any Person other than a Corporation Service Provider and under a written nondisclosure agreement, and (c) has not deposited, disclosed, or delivered to any Person, or agreed to or permitted the deposit, disclosure, or delivery to any Person of, any Source Code. No event has occurred, and no circumstances or conditions exist, that (with or without notice, lapse of time or both) will, or could reasonably be expected to, result in the disclosure or delivery to any Person of any Source Code. No Person has, or shall have any right to lease, license, purchase, or otherwise obtain any Source Code or Technology incorporated into or embodied in any Corporation-Owned IP or Corporation Products.

2.10.7 Agreements with Employees and Contractors

Each current or former Corporation Service Provider and any other Person who has been involved in, or who contributed to, the creation or development of any Corporation-Owned IP (each such Corporation Service Provider or Person, a “Contributor”), has executed and delivered to the Corporation a valid and enforceable (a) assignment of all rights, title, and interests that such Person may have, may have had or may hereafter acquire in or to such Corporation-Owned IP and a valid and enforceable waiver of any and all rights (including moral rights) that such Person may have therein and (b) nondisclosure, invention, non-competition, non-solicitation, and non-hire agreement (clauses (a) and (b) collectively, the “Corporation IP Protection Agreements”), and the Corporation has provided accurate and complete copies of all fully executed Corporation IP Protection Agreements to Parent. Each material Corporation IP Protection Agreement is on the Corporation’s standard form, which has been provided to Parent. No Contributor has claimed or alleged that any Corporation IP Protection Agreement between the Contributor and the Corporation is invalid or unenforceable and the Corporation has no reason to believe any such Claim or allegation will be forthcoming. No Contributor owns or has any right, including any right to assert any moral rights, to any of the Corporation Products or Corporation IP, nor has any Contributor made to the Corporation or threatened any assertions with respect to any alleged ownership, interest, or rights with respect to any of the Corporation Products or Corporation IP. To the Knowledge of the Corporation, no Contributor is, or has been at any time during employment with or any period of service to the Corporation, subject to any contract with any other Person which requires or has required such Contributor to assign, license, or grant any right, title, or interest in or to any Corporation IP to any Person other than the Corporation. No Contributor (i) has any right, license, Claim, moral right, or interest whatsoever in or with respect to any of the Corporation-Owned IP, (ii) is in violation of any provision or covenant of any Contract with any Person by virtue of such Contributor’s being employed by, performing services for, or serving on the board of directors of, the Corporation, or (iii) has excluded any intellectual property or other proprietary right that is related to the Corporation IP from the assignment provisions of any Corporation IP Protection Agreement.

2.10.8 Open Source

The Corporation will, upon Parent’s request, make available a list of all Open Source Materials (including release number, if any) included in or integrated with (including as a programming dependency) the Corporation Technology and the Corporation Products, including in development or testing thereof, and (a) the Open Source License (including version number, if any) pursuant to which the Corporation uses such Open Source Materials, (b) the location on the Internet, if any, where such Open Source Materials were most recently accessed by the Corporation, (c) whether such Open Source Materials have been modified by or for the Corporation (including a description of such modifications, if any), (d) whether such Open Source Materials have been distributed by or for the Corporation, and (e) whether such Open Source Material is Copyleft Material, and if so, how such Copyleft Materials are integrated with or interact with the Corporation IP. The Corporation has not: (i) used any Open Source Materials to develop any Corporation IP or Corporation Product, (ii) incorporated any Open Source Materials into, or combined any Open Source Materials with, any Corporation IP or Corporation Product, or (iii) distributed any Open Source Materials in conjunction with or for use with any Corporation Technology or Corporation Product. The Corporation has not used any Copyleft Materials or Open Source Materials in a manner that requires, will require, or would reasonably be expected to require: (x) any of the Corporation IP or Corporation Product, or any portion thereof, to be subject to any Copyleft License; (y) license or other provision of any Corporation Product or Corporation IP on a royalty-free basis; or (z) grant of any patent license, non-assertion covenant, or other rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Corporation Product or Corporation Technology. The Corporation is in compliance with the terms of all relevant licenses (including all requirements related to notices and making source code available to third parties) for all Open Source Materials used by the Corporation, including all copyright notice and attribution requirements, and all requirements to provide or offer access to source code.

2.10.9 Warranty against Defects

The Corporation IP is free from material defects and bugs, and substantially conforms to the applicable specifications, documentation, and samples therefor. The Software included in the Corporation IP does not and shall not contain (a) any clock, timer, counter, or other limiting or disabling code, design, routine, or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause such Software to be erased, made inoperable, or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict the Corporation’s or any Person’s ability to use such Software or the Corporation IP, including after a specific or random number of years or copies or (b) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification, or other changes to, such Software or Corporation IP.

2.10.10 Effect of Transaction on Corporation IP Agreements

(a) The consummation of the Transactions will neither violate nor result in the breach, modification, cancellation, termination, or suspension of, or acceleration of any payments with respect to, any Corporation IP Agreement. Following the Closing, the Surviving Corporation will have the right to exercise all of its rights under all Corporation IP Agreements, to the same extent the Corporation would have been able to had the Transactions not occurred and without being required to pay any additional amounts or consideration other than fees, royalties, or payments that the Corporation would otherwise be required to pay had the Transactions not occurred.

(b) Neither this Agreement nor the Transactions will result in (i) any third party being granted rights or access to, or the placement in or release from escrow of, Source Code, (ii) the granting by Parent or any of its Affiliates to any third party any Corporation Intellectual Property Right or any other proprietary right, (iii) Parent or any of its Affiliates being bound by, or subject to, any non-competition, non-assertion of its rights, most-favored nation provisions, or other restriction on the operation or scope of its business, or (iv) Parent or any of its Affiliates being obligated to pay any royalties or other amounts to any third party in excess of those payable by the Corporation prior to the Closing. Following the Closing, all Corporation-Owned IP will be fully transferable, alienable, or licensable by Parent without restriction and without payment of any kind to any third party.

2.10.11 Privacy and Security

(a) The Corporation complies with, and has at all times complied with, (i) Data Protection Laws (ii) any applicable privacy choices, including opt-in or opt-out preferences and rights’ requests, of natural Persons relating to the Processing of Personal Information, (iii) any Corporation Privacy Commitments, and (iv) any Corporation Data Agreement. The Corporation has provided adequate notice, obtained valid consents, offered sufficient opt-outs, maintained accurate records of the communications preferences of its users and other natural Persons whose Personal Information is Processed by or on behalf of the Corporation, and taken all other actions necessary for the Processing of Personal Information to the extent required under Data Protection Law. Neither the execution, delivery, and performance of this Agreement nor the consummation of the Transactions will cause, constitute, or result in a breach or violation of any Data Protection Law, Corporation Privacy Commitments, Corporation Data Agreements or standard terms of service entered into by users of any Corporation Products. The Corporation is in compliance with all applicable public-facing privacy notices regarding the Processing of Personal Information, has the right to transfer any Personal Information as part of this Agreement. The Corporation maintains lawful and adequate technical, contractual, and organizational measures to comply with Data Protection Laws regulating the transfer Personal Information across country borders.

(b) Each Contract between the Corporation and any Person that Processes Personal Information for or on behalf of the Corporation as a service provider or processor to Corporation (a “Third-Party Processor”) requires each Third Party Processor to take commercially reasonable steps to protect Personal Information in accordance with Corporation’s information security program and applicable Data Protection Laws.

(c) The Corporation has implemented, maintains, and is in compliance with a comprehensive written information security program that (a) complies with Data Protection Law, and (b) includes administrative, technical, and physical controls that are appropriate to safeguard the confidentiality, integrity, and availability of Personal Information in its custody or control against unauthorized access or other Security Breach.

(d) The Corporation is in compliance with all Applicable Laws with respect to the Processing of Personal Information from a natural Person considered a child under applicable Data Protection Law (a “Child”), including, to the extent applicable, the Children’s Online Privacy Protection Act. With respect to Personal Information or other data Processed by the Corporation from a Child that (i) identifies a Child or (ii) can be used in combination with other information in the Corporation’s possession or reasonably available to the Corporation to identify a Child, the Corporation has either obtained appropriate prior verifiable parental consent for the Processing of that data, or has deleted such data, in each case in compliance with applicable Data Protection Law. To the extent applicable, the Corporation has complied with requests from parents or guardians of each Child with respect to the Processing of Personal Information provided by that Child to the Corporation.

(e) The Corporation has implemented and maintains appropriate technical, physical, and organizational measures, security systems, and technologies in compliance with applicable reasonable data security requirements under Data Protection Law and Corporation Privacy Commitments and that are designed to protect computers, networks, software, and systems used by the Corporation from loss, theft, unauthorized access, use, disclosure, or modification. To the best of Corporation’s Knowledge, no Security Breaches have materially impacted the Corporation or resulted in material Liability to the Corporation.

(f) The Corporation has not received, and there is no circumstance that would reasonably be expected to give rise to, any Claim, written notice, communication, warrant, regulatory opinion, audit result, or allegation from a Governmental Body or any other Person: (i) alleging or confirming non-compliance with a relevant requirement of Data Protection Law, Corporation Privacy Commitments, or a Corporation Data Agreement, (ii) requiring or requesting the Corporation to amend, rectify, cease Processing, de-combine, permanently anonymize, block, or delete any Personal Information, (iii) initiating, announcing, permitting or mandating investigations, audits, the requisition of information from, or the entering of the premises of, the Corporation by Governmental Bodies, or (iv) claiming compensation from the Corporation with respect to the Processing of Personal Information. The Corporation has not been involved in any Claims involving a breach or alleged breach of Data Protection Law or Corporation Privacy Commitments.

2.10.12 Government Rights

No government funding, facilities of a university, college, or other educational institution or research center was used in the development of any Corporation-Owned IP. No Contributor, who was involved in, or who contributed to, the creation or development of any Corporation-Owned IP, has performed services for any government, university, college, or other educational institution or research center during a period of time during which such Contributor was also performing services for the Corporation. No government entity has any license or rights, including any rights of assignment or grant-back, to any Corporation Product or Corporation Technology.

2.10.13 Participation in Standards Organizations

The Corporation is not and has never been a member of, a contributor to, or affiliated with, any industry standards or open source organization, body, working group, project, or similar organization (a “Standards Organization”), and neither the Corporation, nor any Corporation-Owned IP, is subject to any licensing, assignment, contribution, disclosure, or other requirements or restrictions of any Standards Organization. The Corporation has provided Parent with accurate and complete copies of all governing documents and other Contracts (including charter, Bylaws, and participation guidelines) relating to the Corporation’s membership in, contribution to, or affiliation with, any Standards Organization.

2.10.14 Warranties; Corporation Products

(a) There have been no product liability Claims asserted against the Corporation relating to the Corporation, or any Corporation Products or services related thereto, or, to the Knowledge of the Corporation, threatened against the Corporation relating to any Corporation Products. The Corporation does not have any liability, or written notice of any Claim alleging potential liability, arising out of any injury to individuals or property related to any Corporation Product.

(b) The Corporation has obtained, complied with, and has maintained at all times all certifications in connection with the conduct and operation of the business of the Corporation, including the operation of Corporation Products and their manufacture, sale, and distribution, and has provided Parent with accurate and complete copies of all documents relating to such certifications. The Corporation has not received any notice or other communication from any Governmental Bodies (i) contesting the uses of or the labeling and promotion of any of the Corporation Products and (ii) otherwise alleging any violation of any Applicable Law by the Corporation with respect to any Corporation Products, including any Claim relating to product safety issues. There have been no adverse regulatory actions taken or threatened by any Governmental Bodies with respect to any of the Corporation Products and the Corporation has not, either voluntarily or at the request of any Governmental Body, initiated a recall or provided post-sale warnings regarding any Corporation Product. The Corporation has obtained, complied with, and has maintained at all times all certifications in connection with the conduct and operation of the business of the Corporation, including the operation of Corporation Products and their manufacture, sale, and distribution, and has provided Parent with accurate and complete copies of all documents relating to such certifications. All filings with and submissions to any Governmental Bodies made by the Corporation with respect to the Corporation Products, whether oral, written, or electronically delivered, were true, accurate, and complete as of the date made, and, to the extent required to be updated, as so updated remain true, accurate, and complete, and do not misstate any of the statements or information included therein, or omit to state a fact necessary to make the statements therein not misleading.

(c) The Corporation is in actual possession of and has exclusive control over a complete and correct copy of the source code for all proprietary components of the Corporation Products, including all previous major releases and all other material proprietary Software of the Corporation. The Corporation has not disclosed, delivered, licensed, or otherwise made available, and does not have a duty or obligation (whether present, contingent, or otherwise) to disclose, deliver, license, or otherwise make available, any material portion of the source code for any Corporation Product to any escrow agent or any other Person, other than an employee, independent contractor, or consultant of the Corporation pursuant to a valid and enforceable Corporation IP Protection Agreement prohibiting use or disclosure except in the performance of services for the Corporation. There has been no unauthorized theft, reverse engineering, decompiling, disassembling, or other unauthorized disclosure of or access to any source code for any Corporation Product.

2.10.15 Information Technology

(a) The arrangements relating to the Corporation’s information and communications technology infrastructure and systems (including software, hardware, firmware, networks, and the Corporation’s websites) and any security and disaster recovery arrangements relating thereto that are or have been used in the conduct of the Corporation’s business (collectively, the “ICT Infrastructure”) will not be adversely affected by the Transactions, and the ICT Infrastructure will continue to be available for use by the Corporation immediately following the consummation of the Transactions and thereafter on substantially the same terms and conditions as prevailed immediately before the Closing, without further action or payment by Parent. The ICT Infrastructure is (i) in good working order and functions in accordance with all applicable documentation and specifications, (ii) maintained and supported in accordance with industry practice and is covered by sufficient maintenance and warranty provisions to remedy, or provide compensation for, any material defect, and (iii) protected by security and disaster recovery arrangements, including taking and storing back-up copies (both on- and off-site) of the software and any data in the ICT Infrastructure and following procedures for preventing the introduction of viruses to, and unauthorized access of, the ICT Infrastructure. All ICT Infrastructure used by the Corporation is owned by or licensed or leased to the Corporation. Details of all licenses and leases relating to the ICT Infrastructure that are or have been used by the Corporation will be provided to Parent upon request, along with accurate and complete copies of all such licenses and leases.

(b) The Corporation does not have any security vulnerabilities, and has not experienced, and no circumstances exist that are likely or expected to give rise to, any disruption or material deterioration in or to the operation of the Corporation’s business as a result of (i) any substandard performance or defect in any part of the ICT Infrastructure whether caused by any viruses, bugs, worms, software time bombs, Trojan horses or other harmful, malicious, or destructive code, lack of capacity, or otherwise or (ii) a Security Breach in relation to any part of the ICT Infrastructure. To the Knowledge of the Corporation, the ICT Infrastructure does not have any material security vulnerabilities.

2.11 Contracts

(a) Schedule 2.11 to the Corporation Disclosure Memorandum contains an accurate and complete list of the following Contracts to which the Company is a party or by which the Company is bound as of the Agreement Date and which are not otherwise disclosed in and/or filed as an Exhibit to the Triller LLC 2024 S-1 or the Parent August 2024 Draft 14A (each, a “Material Contract”):

(i) each Contract that relates to any of the “Listing-related Transactions” and referred to on pages (ii) through (iv) of the Triller LLC 2024 S-1, and each Contract providing for any payment to a financial advisor in connection with the initial public offering contemplated by the Triller LLC 2024 S-1;

(ii) each Contract entered into after January 29, 2024 that would have been required to be filed as an Exhibit to the Triller LLC 2024 S-1 if an amendment thereto was filed with the SEC on the date hereof, including those Contracts listed in the Triller LLC 2024 S-1 Exhibit Index as to be filed in a future amendment;

(iii) each material Contract relating to or in connection with the Reorganization;

(iv) each Contract relating to or establishing a material joint venture, partnership, or limited liability company or that involves a sharing of material profits or revenue with any other Person, or that provides for the payment of material referral fees or bounties;

(v) each Contract (including for these purposes any executed letter of intent, memorandum of agreement or understanding, term sheet or similar document) for the acquisition by the Corporation of any business or any corporation, partnership, joint venture, limited liability company, association, or other business organization or division thereof (including letters of intent and any such Contracts under which the Corporation has ongoing indemnification obligations); and

(vi) each Contract for the disposition of any significant portion of the assets or business of the Corporation.

(b) All Contracts to which the Corporation is a party or by which the Corporation is bound are valid, binding, and enforceable in accordance with their terms and are in full force and effect. The Corporation has performed all obligations imposed on it under such Contracts, and neither the Corporation nor, to the Knowledge of the Corporation, any other party thereto, is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default by the Corporation or, to the Knowledge of the Corporation, any other party thereunder. There is not, and since the inception of the Corporation there has not been, any material disagreement or dispute with any other party to any Material Contract, nor is there, to the Knowledge of the Corporation, any pending request for amendment of any Material Contract. Neither the Corporation nor any Stockholder has received any notification that any party to a Material Contract intends to cancel, terminate, materially modify, refuse to perform, or refuse to renew such Contract (if such Contract is renewable). The Corporation has provided to Parent accurate and complete copies of all Material Contracts (that are not otherwise described or reflected in the Triller LLC 2024 S-1 or the Parent August 2024 Draft 14A) at least three Business Days prior to the Agreement Date.

2.12 Claims, Legal Proceedings, and Orders

(a) Except as set forth in the Triller LLC 2024 S-1, the Parent August 2024 Draft 14A or as set forth in Schedule 2.12(a) to the Corporation Disclosure Memorandum, there are no, and since the inception of the Corporation there have been no, Legal Proceedings or Claims pending or involving or, to the Knowledge of the Corporation, threatened against the Corporation, or any Affiliate of the Corporation, or Representative thereof related, directly or indirectly, to the Corporation, involving an amount equal to or more than $600,000 and, to the Knowledge of the Corporation, there is not any reasonable basis for any such Claim. No Legal Proceeding is pending or, to the Knowledge of the Corporation, threatened by or against the Corporation or any Person for whose, and referable to whose, acts or defaults the Corporation may be vicariously liable. Schedule 2.12(a) sets forth a description of all material litigation (including the matters listed in the Triller LLC 2024 S-1, the Parent August 2024 Draft 14A and any other significant litigations), with an update, expected timeline and assessment of legal/financial exposure. No portion of the Corporation’s business is currently operating under or subject to any Order. No petition under the federal bankruptcy or other similar Applicable Law or any state or foreign insolvency or other similar Applicable Law has been filed by or against the Corporation. The Corporation has provided a full list and description of all current Corporation Legal Proceedings prior to the date hereof (other than de minimis matters involving less than $50,000); and, to the best knowledge of the Corporation, there are no such other Legal Proceedings that have not been disclosed to Parent.

(b) No current or former Corporation Service Provider, in each case during the course of or arising out of such Person’s employment or service with the Corporation, has been the subject of a criminal proceeding or has been found by any Governmental Body to have violated any Applicable Law (excluding minor traffic violations), (ii) to the Knowledge of the Corporation, no petition under the federal bankruptcy or other similar Applicable Law or any state or foreign insolvency or other similar Applicable Law has been filed by or against, or a receiver or similar officer appointed for, any director or officer of the Corporation, and (iii) to the Knowledge of the Corporation, no current Corporation Service Provider is the subject of any Order, or has entered into any agreement with any Governmental Body, permanently or temporarily enjoining him or her, or otherwise limiting him or her, from engaging in any business, profession, or business practice.

2.13 Corporation Permits; Compliance with Laws

(a) The Corporation has received all approvals, authorizations, consents, licenses, orders, registrations, and permits of all Governmental Bodies necessary for the conduct of the Corporation’s business (collectively, “Corporation Permits”). The Corporation is, and at all times has been, in material compliance with all Corporation Permits and in compliance with all Applicable Law.

(b) The Corporation has not been subject to any investigation or review by any Governmental Body.

(c) The Corporation is, and at all times has been, in compliance with Applicable Law of the United States and other jurisdictions in which the Corporation operates or to which it is subject with respect to import and export control and economic sanctions, including the U.S. Export Administration Regulations, the U.S. International Traffic in Arms Regulations, and the U.S. Department of the Treasury Office of Foreign Asset Control (“OFAC”) economic sanctions regulations. The Corporation has not at any time been counterparty to any commercial agreement with any Person who is the target of, or listed as a designated person in respect of, any economic sanction administered by OFAC or the U.S. Department of Commerce or has engaged, directly or indirectly, in any business with or related to any country or territory that is the subject of any comprehensive economic or financial sanctions or trade embargoes administered or enforced by OFAC (currently Crimea, Cuba, Iran, Sudan, Syria, and North Korea).

(d) Neither the Corporation nor any of its Representatives acting on its behalf has at any time (i) taken any action, directly or indirectly, in violation (or that would reasonably be expected to result in any violation) of Anti-Bribery Laws, including corruptly making, offering, authorizing, or promising any payment, contribution, gift, business courtesy, bribe, rebate, kickback, or any other thing of value, regardless of form or amount, to any Person to induce the recipient to act improperly, to obtain a competitive advantage for any party, or to receive favorable treatment in obtaining or retaining business or (ii) corruptly or improperly accepted, received, or solicited anything of value in connection with the Corporation’s business. The Corporation conducts, and has at all times conducted, its business in compliance with Anti-Bribery Laws and none of the Corporation’s or the Corporation’s principals, Stockholders, directors, officers, employees, agents, consultants, advisors, or independent contractors of the Corporation or Representative of any national, provincial, or local government, wholly or partially government-owned or government-controlled entity, political party, political candidate, or public international organization.

2.14 Environmental Compliance

(a) (i) The Corporation is, and has at all times been, in compliance with all Environmental Laws, which compliance has included obtaining and complying at all times with all approvals, authorizations, consents, licenses, notifications, Orders, registrations, and permits (and all or any conditions attaching thereto) of all Governmental Bodies required under Environmental Laws, (ii) the Corporation has not treated, stored, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, released, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility that is or has been contaminated by any Hazardous Materials that may give rise to any current or future Liabilities, (iii) the Corporation has not received any notice regarding any actual or alleged violation of, or any Liability under, Environmental Laws, (iv) the Corporation has no Liability with respect to the presence or alleged presence of asbestos, silica, or other Hazardous Materials in any product or item or at or upon any property or facility, (v) the Corporation has not assumed, provided an indemnity with respect to, or otherwise become subject to, Liabilities of any other Person relating to Hazardous Materials or Environmental Laws, (vi) there are no Claims pending or threatened against the Corporation related to Hazardous Materials or Environmental Laws, and (vii) no capital expenditures are necessary for the Corporation to continue to operate the Corporation’s business in compliance with Environmental Laws.

(b) The Corporation has provided Parent all environmental reports, assessments, and audits, in each case relating to its or its Affiliates’ past or current operations or properties that the Corporation or its Affiliates occupies or occupied, that have been provided to, prepared by, obtained, possessed, or are otherwise available to the Corporation.

(c) No Conflict Minerals are necessary to the functionality or production of, or are used in the production of, any Corporation Product or any product currently proposed to be manufactured by the Corporation or on its behalf in the future.

2.15 Taxes

(a) The Corporation and each of its Subsidiaries have (i) duly and timely filed or caused to be filed on or before the applicable due date with each appropriate Governmental Body all Tax Returns required to be filed by or with respect to them, and all Tax Returns filed are true, accurate and complete in all material respects and (ii) fully and timely paid all Taxes due by or with respect to them (whether or not such Taxes have been reflected on any Tax Return). All Taxes that the Corporation or any of its Subsidiaries have been required by Applicable Law to deduct, withhold, or collect (including with respect to any amounts paid or benefits provided to employees) for payment have been duly deducted, withheld, and collected, and have been paid over to the appropriate Governmental Body in compliance with Applicable Law.

(b) The Corporation Balance Sheet reflects all Liabilities for unpaid Taxes of the Corporation and each of its Subsidiaries for periods (or portion of periods) through the Corporation Balance Sheet Date. The Corporation has no Liability for unpaid Taxes accruing after the Corporation Balance Sheet Date except for Taxes arising in the ordinary course of business and consistent with past practice following the Corporation Balance Sheet Date. The Corporation has no Liability for Taxes (whether outstanding, accrued for, contingent, or otherwise) that are not included in the Corporation Balance Sheet.

(c) (i) There have never been and there are not currently pending or threatened any Claims by any Governmental Body with respect to Taxes relating to the Corporation or any of its Subsidiaries, (ii) no extension or waiver of the limitation period applicable to any Tax Return of the Corporation or any of its Subsidiaries is in effect or has been requested, (iii) all deficiencies claimed, proposed, or asserted or assessments made as a result of any examinations by any Governmental Body of the Tax Returns of, or with respect to, the Corporation or any of its Subsidiaries have been fully paid or fully settled, and there is no other procedure, proceeding, or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Body, (iv) there is no agreement relating to any extension of time for filing any Tax Return that has not been filed, and (v) neither the Corporation nor any of its Subsidiaries is nor will be required to include any adjustment in Taxable income for any Tax period pursuant to Section 481 or 263A of the Code (or any corresponding or similar provision under Applicable Law with respect to Taxes) as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

(d) Neither the Corporation nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of other Applicable Law with respect to Taxes), (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of other Applicable Law with respect to Taxes), (iv) installment sale made or open transaction entered into prior to the Closing Date, (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (vi) election under Section 108(i) of the Code made on or prior to the Closing Date, or (vii) the application of Section 965 of the Code (including by reason of an election under Section 965(h) of the Code).

(e) The Corporation has not been a member of any Affiliated Group that filed or was required to file a consolidated, combined, or unitary Tax Return (other than a group the common parent of which was the Corporation). Neither the Corporation nor any of its Subsidiaries is nor has ever been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, or similar Contract, and neither the Corporation nor any of its Subsidiaries has Liability or potential Liability to another Person under any such agreement.

(f) Neither the Corporation nor any of its Subsidiaries have Liability for the Taxes of any Person (other than the Corporation) under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of Applicable Law with respect to Taxes), as a transferee or successor, by operation of Applicable Law, by Contract, or otherwise.

(g) The Corporation and each of its Subsidiaries have no nexus, and have not taken any action that could result in the Corporation having taxable presence for any Tax purpose in any taxing jurisdiction (whether within or without the United States) other than the jurisdiction in which it is formed or organized. The Corporation and each of its Subsidiaries do not have and have never had a “permanent establishment” within the meaning of an applicable income Tax treaty, and do not otherwise have and have never had a taxable presence in any country other than the country in which the Corporation and each of its Subsidiaries are formed or organized. No taxing jurisdiction (whether within or without the United States) in which the Corporation or any of its Subsidiaries have not filed a particular type of Tax Return or paid a particular type of Tax has asserted that the Corporation or any of its Subsidiaries is required to file such Tax Return or pay such type of Tax in such taxing jurisdiction.

(h) There are no Liens for material Taxes upon the assets of the Corporation or any of its Subsidiaries other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP has been made in the Corporation’s most recent financial statements.

(i) The Corporation is not and has never been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j) The Corporation has delivered or made available to Parent correct and complete copies of all income Tax Returns and other material Tax Returns of the Corporation or its Subsidiaries for which the statute of limitations has not expired, and all audit reports and statements of deficiencies assessed against or agreed to by the Corporation or its Subsidiaries.

(k) Neither the Corporation nor any of its Subsidiaries has distributed stock of another Person, nor had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l) The Corporation and each of its Subsidiaries have (i) complied with Applicable Law relating to the payment, reporting, and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472, and 3406 of the Code or similar provisions under any foreign law), (ii) deducted or withheld (within the time and in the manner prescribed by Applicable Law) from employee wages or consulting compensation and paid over to the proper Governmental Body (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and (iii) timely filed all withholding Tax Returns, for all periods through and including the Closing Date.

(m) No election has been made with respect to Taxes of the Corporation or any of its Subsidiaries that has not been disclosed in writing to Parent.

(n) No Tax ruling has been issued to the Corporation or any of its Subsidiaries, and neither the Corporation nor any of its Subsidiaries have applied for any Tax ruling. Schedule 2.15(o) to the Corporation Disclosure Memorandum lists each entity classification election and change in entity classification that has been made under Treasury Regulation Section 301.7701-3 with respect to the Corporation for U.S. federal income Tax purposes.

(o) There are (and immediately following the Closing there will be) no Encumbrances on the assets of the Corporation or any of its Subsidiaries relating or attributable to Taxes other than Encumbrances for Taxes not yet due and payable. There is no basis for the assertion of any Claim relating or attributable to Taxes which, if adversely determined, would result in any Encumbrance for Taxes on the assets of the Corporation or any of its Subsidiaries.

(p) Neither the Corporation nor any Subsidiary has participated in (i) a “reportable transaction” or “listed transaction” within the meaning of Section 1.6011-4(c) of the Treasury Regulations or (ii) any transaction that would reasonably be likely to require the filing of an IRS Schedule UTP (determined without regard to any asset threshold that may avoid the requirement of filing such schedule).

(q) The Corporation and each of its Subsidiaries have disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any corresponding or similar provision of Applicable Law with respect to Taxes.

(r) Neither the Corporation not any of its Subsidiaries is, or has it ever been, party to or the beneficiary of any Tax exemption, Tax holiday, or other Tax reduction Contract or Order. The Corporation and each Subsidiary have in their possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities for which receipts have been provided or are customarily provided.

(s) There is no limitation on the utilization of any Tax attributes of the Corporation or any of its Subsidiaries under any provision or provisions of U.S. Applicable Law, other than any such limitations resulting from the Transactions.

(t) Neither the Corporation nor any of its Subsidiaries owns or has ever owned, directly or indirectly, an interest in a corporation, association, joint venture, partnership, limited liability company, or other “business entity” within the meaning of Treasury Regulation Section 301.7701-2(a).

(u) Neither the Corporation nor any of its Subsidiaries owns, directly or indirectly, stock or a warrant in any corporation that is (or was at any time during the course of such ownership) a passive foreign investment company, as defined in Section 1297 of the Code.

(v) Neither the Corporation nor any of its Subsidiaries has received or accrued, whether or not properly reflected as an accrual on the Tax Returns (including work papers) or books, records or financial statements of the Corporation, income (or would have received or accrued income on or before the Closing Date if the Closing Date was the last day of the taxable year) that will be required to be included in the income of a “United States shareholder” (as defined under Section 951(b) of the Code or similar provision of state or local Applicable Law) in any taxable period that is related or attributable to (A) “subpart F income” (within the meaning of Section 952 of the Code or similar provision of state or local Applicable Law) or (B) the holding of “United States property” (within the meaning of Section 956 of the Code or similar provision of state or local Applicable Law) on or prior to the Closing Date.

(w) Neither the Corporation nor any of its Subsidiaries is nor has ever been required to report, under Section 999 of the Code, operations in a country subject to an international boycott.

(x) Neither the Corporation nor any of its Subsidiaries is a party to a “gain recognition agreement” within the meaning of the Treasury Regulations under Section 367 of the Code.

(y) The Corporation and each of its Subsidiaries are in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Corporation and each of its Subsidiaries. The prices for any property or services (or for the use of any property) provided by or to the Corporation and each of its Subsidiaries are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(z) Neither the Corporation nor any of its Subsidiaries is party to an instrument treated by the issuer as debt for federal income tax purposes that should be treated as equity pursuant to Section 385 of the Code or the Treasury Regulations promulgated thereunder.

2.16 Tax Consequences

The Corporation has had an opportunity to review with its own Tax advisors the Tax consequences to it of the Transactions. Neither Parent nor Merger Sub makes, and the Corporation is not relying upon, any representations or warranties to the Corporation regarding the Tax treatment of the Merger, or any of the Tax consequences to the Corporation or any Stockholder, of this Agreement, the Transactions, or the other agreements contemplated by this Agreement. The Corporation understands that it must rely solely upon its advisors and not on any statements or representations by Parent or any of its agents or Affiliates. The Corporation understands that it (and not Parent) shall be responsible for its own Tax Liabilities that may arise from the Transactions.

2.17 Related Party Interests

The Triller LLC 2024 S-1 and/or the Parent August 2024 Draft 14A sets forth every related party transaction that is required to be disclosed therein under the applicable SEC rules (each related party transaction, whether or not memorialized in writing, is referred to herein as a “Related Party Contract”). Except as disclosed in the Triller LLC 2024 S-1 or the Parent August 2024 Draft 14A, neither the Corporation nor any member of Triller LLC, Stockholder, Corporation Service Provider, or Affiliate of the Corporation (or, to the Knowledge of the Corporation, any Affiliate of the foregoing), and none of the immediate family members of any of the foregoing, has any economic interest in any Material Customer or Material Third-Party Vendor.

2.18 Insurance

The Corporation has not done anything or omitted to do anything that would reasonably be expected to make any of the insurance policies maintained by it as of the Agreement Date (the “Policies”) void or voidable, or prejudice the ability to effect insurance on the same or better terms in the future. No insurer under any of the Policies has disputed, or to the Knowledge of the Corporation, given any indication that it intends to dispute, the validity of any of the Policies on any grounds. No material Claims have been made, no Claim is outstanding and, to the Knowledge of the Corporation, no fact or circumstance exists that would reasonably be expected to give rise to a material Claim under any of the Policies. No event, act, or omission has occurred that requires notification under any of the Policies. None of the insurers under any of the Policies has refused, or given any indication that it intends to refuse, indemnity in whole or in part in respect of any material Claims under the Policies. Nothing has been done or omitted to be done by the Corporation, and there are no facts or circumstances that would reasonably be expected to entitle the insurers under any of the Policies to refuse indemnity in whole or in part in respect of any material Claims under the Policies.

2.19 Brokers or Finders

Except as otherwise provided in Schedule 2.19 to the Corporation Disclosure Memorandum, the Corporation has not and will not have, directly or indirectly, any Liability for brokers’ or finders’ fees, commissions, or any similar charges in connection with the origin, negotiation, or execution of this Agreement or in connection with any of the Transactions.

2.20 Bank Accounts

The Corporation has made available, and/or will, prior to the Closing Date, make available to Parent, one or more lists of (a) the names and locations of all banks, trust companies, securities brokers, online money transmitters, and other financial institutions at which the Corporation has an account or safe deposit box or maintains a banking, custodial, trading, or other similar relationship, (b) each such account, box, and relationship, indicating in each case the account number and the names of the respective Corporation Service Providers or other similar Representatives of the Corporation having signatory power with respect thereto, (c) all existing and valid payment instruments and authorizations related to the accounts, boxes, and relationships required to be listed under clause (b), including the names of the respective Corporation Service Providers or other similar Representatives of the Corporation, or third parties controlling such instruments, and (d) each investment of the Corporation held through or in each such account, box, and relationship, including the name of the record and beneficial owner thereof, the location of the certificates, if any, the maturity date, if any, and any stock or bond powers or other authority for transfer granted with respect thereto.

2.21 Customers and Suppliers

(a) For purposes of this Agreement: (i) “Material Customers” means the Corporation’s top ten customers by revenue for fiscal year 2002 and the nine months ended September 30, 2023; and (ii) “Material Third-Party Vendors” means the Corporation’s top ten vendors by expense for fiscal year 2002 and the nine months ended September 30, 2023.

(b) The Corporation has made available to Parent a register of all written Claims received by the Corporation during the 12 months prior to the Agreement Date from any Material Customer or Material Third-Party Vendor other than in respect of matters in the ordinary course of business.

2.22 Full Disclosure

(a) No information furnished by the Corporation or any of its Representatives to Parent or its Representatives in connection with this Agreement (including the Triller LLC 2024 S-1, the Parent August 2024 Draft 14A and all information in the Corporation Disclosure Memorandum and the other Exhibits and Schedules hereto) or the other Operative Documents, and none of the representations or warranties made by the Corporation or the Corporation herein or in the Corporation Disclosure Memorandum, the Exhibits or Schedules hereto or any Operative Document, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

(b) The Corporation shall provide to Parent any updates to the Corporation Disclosure Memorandum for the period commencing on the Agreement Date and ending one Business Day prior to the Closing Date.

Article III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the Parent Public Filings or in the corresponding schedules of the disclosure memorandum delivered by the Corporation to Parent prior to the execution of this Agreement (the “Parent Disclosure Memorandum”), in order to induce the Corporation to enter into and perform this Agreement, Parent represents and warrants to the Corporation, except as otherwise provided, as follows:

3.1 Organization and Good Standing

Parent is a business company duly organized, validly existing, and in good standing under the laws of the British Virgin Islands. Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

3.2 Authority and Enforceability

Each of Parent and Merger Sub has full power and authority to execute this Agreement and the other Operative Documents to which it is (or will be) a party and to perform its obligations hereunder and thereunder and to consummate the Transactions. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution, and delivery by each of the other parties hereto, this Agreement is the valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, and each of the other Operative Documents to which Parent or the Merger Sub is (or will be) a party, when executed by Parent or Merger Sub, and assuming the due authorization, execution, and delivery by each of the other parties thereto, is (or will be) the valid and binding obligation of Parent and Merger Sub, enforceable against Parent or Merger Sub in accordance with its terms except, in each case, to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other Applicable Law affecting or relating to creditors’ rights generally and general principles of equity.

3.3 Capitalization

(a) As of August 28, 2024, there were 81,810,429 Parent Ordinary Shares issued and outstanding. Immediately prior to the Merger Effective Time, there will be 189,265,804 Parent Ordinary Shares issued and outstanding. As of the Closing Date, an affiliate of the majority shareholder of Parent will own 37,496 Super Voting Shares, which constitute all the Super Voting Shares that will be issued and outstanding as of the Merger Effective Time.

(b) As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.0001 per share, of which 1,000 shares are issued and outstanding.

(c) As of the Domestication Date, the authorized capital stock of Delaware Parent shall be as set forth in the Parent Public Filings.

(c) All Parent Ordinary Shares that are issued and outstanding have been duly authorized, validly issued, fully paid and non-assessable, and not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Parent’s governing documents or any Contract to which Parent is a party. None of the outstanding Parent Ordinary Shares have been issued in violation of any applicable securities Laws.

(d) Except as otherwise disclosed in the Parent Public Filings, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or obligating Parent to issue or sell any shares of capital stock of, or other equity interests in, Parent. Parent is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Except as otherwise disclosed in the Parent Public Filings, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Parent Ordinary Shares or any of the equity interests or other securities of Parent.

3.4 Brokers

Parent has not and will not have, directly or indirectly, any Liability for brokers’ or finders’ fees, commissions, or any similar charges in connection with the origin, negotiation, or execution of this Agreement or in connection with any of the Transactions.

3.5 No Approvals; No Conflicts

The execution, delivery, and performance by each of Parent and Merger Sub of this Agreement and the other Operative Documents to which Parent or Merger Sub is (or will be) a party and the consummation by each of Parent and Merger Sub of the Transactions do not and will not (a) violate (with or without the giving of notice or lapse of time, or both) Applicable Law, (b)  require any consent, approval or authorization of, declaration, filing, or registration with, or notice to, any Person, other than the filing of the Certificate of Merger, the filing of a Notice of Continuation Out of the Virgin Islands together with supporting documents with the Registrar and receipt by the Parent a Certificate of Discontinuance from the Registrar, or (c) conflict with or result in a breach of or constitute a default under any provision of the governing documents of Parent or Merger Sub.

3.6 Full Disclosure

No information furnished by the Parent or any of its Representatives to the Corporation or their Representatives in connection with this Agreement (including the Parent Public Filings and all information in the Corporation Disclosure Memorandum and the other Exhibits and Schedules hereto) or the other Operative Documents, and none of the representations or warranties made by the Corporation herein or in the Corporation Disclosure Memorandum, the Exhibits or Schedules hereto or any Operative Document, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

Article IV

COVENANTS

4.1 Covenants of the Corporation Prior to the Merger Effective Time

Prior to the Merger Effective Time, unless Parent otherwise agrees in writing, the business of the Corporation shall be conducted in the ordinary course of business and consistent with past practice and in accordance with Applicable Law, and the Corporation shall use commercially reasonable efforts to preserve intact the business organization of the Corporation, to keep available the services of the current Corporation Service Providers of the Corporation (except as otherwise set forth in this Agreement), and to preserve the goodwill and current relationships of the Corporation with suppliers and other Persons with which the Corporation has significant business relations. Without limiting the generality of the foregoing, unless Parent otherwise consents in advance in writing (which consent shall not be unreasonably withheld, delayed or conditioned) or as expressly contemplated by this Agreement, the Corporation shall not (and shall not permit any of its Representatives to), between April 16, 2024 and the earlier of the Closing and the termination of this Agreement in accordance with Article VIII (it being agreed and acknowledged that any document signed or action taken by the Corporation in violation of this Section 4.1 shall be void ab initio):

(a) amend or otherwise change the governing documents of the Corporation;

(b) (i) issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant, or Encumbrance of any Stock, any RSUs, or other ownership interest convertible into or exchangeable for capital stock or other ownership interest, of the Corporation or the Corporation (other than upon the vesting of Corporation RSUs into Stock pursuant to the existing terms of the Corporation RSUs), or (ii) approve, consent to or otherwise authorize the transfer of any shares of capital stock of the Corporation from an existing Stockholder to another Person;

(c) declare, set aside, make, or pay any dividend or other distribution with respect to any capital stock of the Corporation;

(d) reclassify, combine, split, subdivide, redeem, purchase, or otherwise acquire, directly or indirectly, any capital stock of the Corporation;

(e) acquire or invest in any Person or division thereof;

(f) amend, terminate, or fail to renew any Material Contract (or any Contract that would constitute a Material Contract if it were in effect as of the Agreement Date), except in the ordinary course of business;

(g) authorize, make, or agree to any single capital expenditure that is in excess of $500,000 or capital expenditures that are in the aggregate in excess of $5,000,000;

(h) (i) increase the compensation payable to its senior management beyond 5%, (ii) make any equity awards to any Corporation Service Provider, (ii) enter into any new employment or consulting agreement with any employee or consultant of the Corporation, or amend any such existing agreement, or (iii) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Benefit Plan to the extent not required by this Agreement or such Employee Benefit Plan as in effect on the Agreement Date;

(i) make any material change with respect to accounting methods or practices or internal accounting control, inventory, investment, credit, allowance, or Tax procedures or practices;

(j) (i) make, revoke, or alter any Tax election, settle or compromise any Tax Liability or Tax contest, or take any action that would or is reasonably likely to result in the Corporation or any of its Subsidiaries having nexus or otherwise being subject to Tax or any Tax Return filing obligation in any jurisdiction in which the Corporation or any of its Subsidiaries have not filed Tax Returns as of the Agreement Date, file any amended Tax Return or file any Tax Return being filed late or surrender any right to Claim a Tax refund, offset, or other reduction in Tax Liability, (ii) extend any statute of limitations with respect to any Tax Return, (iii) enter into any Tax sharing or similar agreement or closing agreement, (iv) assume any Liability for the Taxes of any other Person (whether by Contract or otherwise), (v) consent to any extension or waiver of the limitation period applicable to any Claim or assessment in respect of Taxes, (vi) enter into any intercompany transactions giving rise to deferred gain or loss of any kind or take any other similar action relating to the filing of any Tax Return or the payment of any Tax if such similar action would have the effect of increasing the Tax Liability of Parent or its Affiliates for any period ending after the Closing Date or decreasing any Tax attribute of the Corporation existing on the Closing Date, (vii) enter into or amend any intercompany pricing agreement, or (viii) with the exception of items occurring as a result of the Transactions, accelerate or move any Tax deduction, attribute, or benefit to the pre-Closing Tax period or defer any Tax detriment or taxable income to the post-Closing Tax period, other than in the ordinary course of business and consistent with past practice;

(k) commence, pay, discharge, or satisfy any material Claim, Liability, right, or obligation (absolute, accrued, asserted or unasserted, contingent, or otherwise), other than the commencement, payment, discharge, or satisfaction in the ordinary course of business and consistent with past practice of Claims, Liabilities, and obligations reflected or reserved against in the Corporation Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Corporation Balance Sheet Date and that do not result from any breach of Contract, warranty, infringement tort, or violation of Applicable Law;

(l) forgive, release, cancel, subordinate, write off, or defer any material indebtedness or other obligations for borrowed money (including principal and accrued but unpaid interest thereon) owed to the Corporation, or waive any Claims or rights of material value;

(m) purchase or sell, transfer, license, lease, or otherwise dispose of any material properties or assets (real, personal, or mixed, tangible or intangible), other than in the ordinary course of business and consistent with past practice;

(n) terminate, or give notice to terminate, any material lease, tenancy, or license for real property or agree to a new rent or fee payable under any lease, tenancy, or license for real property;

(o) assign, forfeit, or permit to lapse, or instruct or consent to a future lapse of, any Corporation Intellectual Property Rights;

(p) make or approve any material write-off or write-down or any determination to materially write-off or write-down any of the assets or properties of the Corporation;

(q) pay, loan, or advance any amount to any of the Corporation’s current or former securityholders, debtholders, Corporation Service Providers, or any of their respective Affiliates, other than (i) cash compensation paid to Corporation Service Providers at rates not exceeding the rates of compensation paid during the fiscal year last ended and (ii) advances for travel and other business-related expenses made in the ordinary course of business and consistent with past practice;

(r) incorporate a company or apply for any regulatory license in any jurisdiction (except for renewals of any Corporation Permit in force as of the Agreement Date in the ordinary course of business and consistent with past practice); or

(s) agree or commit to do any of the foregoing.

4.2 Notices; Actions

The Corporation shall use commercially reasonable efforts to deliver any notices, if any, required to be delivered to any third party prior to the Closing.

4.3 Further Action

The Corporation, each of the Stockholders, and Parent shall take any actions reasonably necessary or appropriate to consummate the Transactions and fulfill the conditions to the Closing set forth herein as promptly as practicable following the Agreement Date, including, with respect to the Corporation, delivering to Parent such certificates and other documents as required to satisfy each of the conditions set forth in Article V. For the avoidance of doubt, to the extent any condition to the Closing is that a document be acceptable or to the satisfaction of Parent, this Section 4.3 shall not require Parent to waive such right or otherwise accept a document that is not reasonably acceptable or satisfactory to Parent as determined by Parent in good faith. The Corporation, each of the Stockholders, and Parent shall take any further actions reasonably necessary or desirable to carry out the purposes of this Agreement or any other Operative Document as may be requested by the other parties hereto.

4.4 Confidentiality

At all times on and after the Agreement Date, the Corporation shall, and shall cause each Stockholder, on its behalf and on behalf of its Representatives, not to make any statements to any third party with respect to this Agreement, the existence of this Agreement, or the Transactions, or disclose to any third party any confidential information of the Corporation or Parent. This Section 4.4 shall not restrict disclosures by the parties to their legal and financial advisors (so long as the same are obligated to maintain the confidentiality of the information provided). Any public announcement relating to this Agreement or the Transactions must be approved by Parent and the Corporation in advance in writing; and the Parties agree to issue a joint press release no later than one Business Day after execution of this Agreement, which will be in a form and will contain such information that is mutually agreed by the Parties.

4.5 Additional Financing

Parent has agreed (on its behalf and, as of the Domestication, on behalf of Delaware Parent) to use its best efforts to invest or arrange for an investment in the form of equity in the amount of $500 million into Delaware Parent, post-Merger, on terms and conditions to be agreed pursuant to long form definitive agreements.

4.6 Exclusivity

(a) Prior to the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Corporation shall not (and shall not permit their respective directors, officers, employees, equityholders, Affiliates, financial advisors, attorneys, accountants, or other representatives (collectively, “Representatives”) to), directly or indirectly, (i) accept, or enter into any agreement with respect to, any existing proposal or offer outstanding as of the Agreement Date or received after the Agreement Date from any other Person to consummate a Competing Transaction, or (ii) solicit, initiate, knowingly facilitate or knowingly encourage, engage in discussions or negotiations with, or furnish information to, any Person other than Parent with respect to a Competing Transaction.

(b) (i) The Corporation and the Stockholders shall cause any pending discussions or negotiations with any other Person regarding a Competing Transaction to be immediately terminated, (ii) the Corporation shall terminate access by any Person other than Parent to any virtual or electronic data room containing confidential information regarding the Corporation or any subsidiary of the Corporation and shall request from each Person that had access to any such data room (other than Parent and its Representatives) the prompt return or destruction of all non-public information with respect to the Corporation previously provided to such Person, and (iii) the Corporation and the Stockholders, shall not, and shall cause their respective Representatives not to, directly or indirectly, deal with any Person other than Parent with respect to discussing or negotiating any Competing Transaction. The Corporation shall notify Parent promptly, and in any event within 24 hours, if any inquiry or proposal regarding a Competing Transaction is made, including in such notice the identity of the Person making the inquiry or proposal, the terms thereof, and, if in written form, complete and accurate copies thereof.

(c) The parties acknowledge that the Corporation has withdrawn the filing of the Triller LLC 2024 S-1 on May 6, 2024.

4.7 Tax Matters

(a) The Stockholders shall be liable for, and shall hold Parent and its Affiliates harmless against, any Transfer Taxes imposed in any Tax jurisdiction, including any state or local Tax jurisdiction that become payable in connection with the Transactions. The Holder Representative will, at its own expense, file, or cause to be filed, in a timely manner all necessary documents (including all Tax Returns) with respect to all such Transfer Taxes if required by Applicable Law, and the Holder Representative shall provide Parent with evidence satisfactory to Parent that such Transfer Taxes have been paid.

(b) Each of Parent and the Corporation, and their respective Affiliates, shall file all Tax Returns consistent with the Domestication Intended Tax Treatment and Merger Tax Treatment (including attaching the statement described in Treasury Regulations Section 1.368-(a) and/or Treasury Regulations Section 1.351-3(b) on or with its Tax Return for the taxable year of the Merger), and take no position inconsistent with the Domestication Intended Tax Treatment or the Merger Intended Tax Treatment (whether in connection with any audit, examination or other Tax proceeding, on any Tax Return or otherwise) unless required to do so pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c) From the execution of this Agreement to the earlier of the Closing or the Merger Effective Time of the termination of this Agreement in accordance with Article VIII, the Corporation and each of its Subsidiaries shall, and shall cause the Corporation Service Providers to, afford the Representatives of Parent access at all reasonable times to the Corporation Service Providers and properties, offices and other facilities, and books and records of the Corporation and each of its Subsidiaries and shall furnish Parent with all financial, operating, and other data and information as Parent may reasonably request. Following the Closing, Parent and the Holder Representative shall provide each other with such assistance as may reasonably be requested in connection with the preparation of any financial statements, Tax Return, audit, or other Legal Proceeding by any Governmental Body, or any Legal Proceeding relating to Liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. Parent and the Holder Representative will retain and provide each other with any records or information that may be relevant to such preparation, Legal Proceeding, or determination. Notwithstanding anything to the contrary herein, neither Parent nor any of its Affiliates (including the Surviving Corporation) shall be required to provide any Tax information that it regards as privileged or confidential, including any Tax Return of Parent or its Affiliates (including the Surviving Corporation).

(d) The Corporation and each of its Subsidiaries shall satisfy reporting obligations under Sections 6055 and 6056 of the Code, as applicable, for the year of the Closing through the Closing Date.

(e) At or prior to the Closing, as contemplated by Section 5.8(f), the Corporation shall deliver to Parent a certification, in a form reasonably acceptable to Parent, certifying that the Merger is exempt from withholding under Section 1445 of the Code because interests in the Corporation do not constitute “United States real property interests” under Section 897(c) of the Code.

4.8 Notification of Certain Matters

The Corporation shall deliver prompt notice to Parent of (a) the occurrence or nonoccurrence of any event that would be reasonably likely to result in any of the conditions in Article V not being satisfied, (b) any material failure by the Corporation to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder and (c) any Material Adverse Effect. The delivery of any notice pursuant to this Section 4.8 shall not limit or otherwise affect the remedies available to Parent hereunder. The Corporation shall deliver prompt notice to Parent of the vesting of any Corporation RSUs on or after the Agreement Date.

4.9 Access to Information; Interim Period Cooperation

Until the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Corporation shall, and shall cause the Corporation Service Providers to, (a) afford the Representatives of Parent access at all reasonable times to the Corporation Service Providers, properties, offices and other facilities, books, and records of the Corporation, (b) furnish Parent with all financial, operating, and other data and information as Parent may reasonably request, and (c) subject to Applicable Law, use commercially reasonable efforts to facilitate the planning for the integration of the Corporation’s business with the business of Delaware Parent following the Closing. The Parties acknowledged that they have made all required filings under the HSR Act, and that the HSR Act waiting period has expired.

4.10 Stockholder Approval Matters

The Corporation shall, immediately after the Parent Shareholder Meeting, obtain the Stockholder Approval by written consent of the requisite majority of Stockholders and as promptly as practicable, and in any event within five Business Days after the Closing Date, provide to each Stockholder whose consent was not obtained in connection with obtaining the Stockholder Approval such notice and other information required by the Corporation Certificate of Incorporation, the Corporation Bylaws and/or the DGCL.

4.11 Foreign Private Issuer Election; Parent Proxy Statement

(a) Within one Business Day after the date of execution of this Agreement, Parent shall make an election to convert to a foreign private issuer under the US securities laws.

(b) Within three Business Days after the date of execution of this Agreement, the Parties shall use their best efforts so that Parent may file with the SEC a preliminary proxy statement on Form 6-K (as amended or supplemented from time to time, the “Parent Proxy Statement”) relating to the meeting of Parent Shareholders (including any adjournment or postponement thereof, the “Parent Shareholder Meeting”) in connection with the approval by Parent’s shareholders of: (i) the Yorkville Share Issuance Proposal, (ii) the Charter Amendment Proposal, (iii) the Domestication Proposal, (iv) the Organizational Documents Proposal, (v) the Merger Agreement Proposal, (vi) the Nasdaq Proposal, (vii) the Incentive Plan Proposal, (viii) the Election of Directors Proposal and (ix) the Adjournment Proposal, as each will be defined in the Parent Proxy Statement, and any other proposals as determined by Parent in its reasonable discretion to be necessary or appropriate in connection with the transactions contemplated hereby (collectively, the “Parent Transaction Proposals”). The Corporation shall furnish all information concerning such party as Parent may reasonably request in connection with such actions and the preparation of the Parent Proxy Statement, and shall use its commercially reasonable efforts to act expeditiously toward mutual objective of filing the preliminary Parent Proxy Statement as soon as possible after the date of execution of this Agreement, including, without limitation, by providing audited 2023 financial statements and all required 2024 interim financial information, pro forma and other financial and all other information to Parent with sufficient advance notice for Parent and the Corporation to incorporate the information contained therein into the full Parent Proxy Statement within the agreed upon objective of filing such document within ten Business Days of the date of execution of this Agreement. Each such party each shall use their commercially reasonable efforts to (1) cause the Proxy/ Registration Statement when filed with the SEC to comply in all material respects with all Laws applicable thereto, including all rules and regulations promulgated by the SEC, (2) respond as promptly as reasonably practicable to and resolve all comments received from the SEC concerning the Parent Proxy Statement and (3) cause the Parent Proxy Statement to be declared effective under the Exchange Act as promptly as practicable. As promptly as practicable after finalization and effectiveness of the Parent Proxy Statement, Parent shall mail (or cause to be mailed) the Parent Proxy Statement to the Parent’s shareholders. Each party shall furnish to the other parties all information concerning itself, its Subsidiaries, officers, directors, equityholders, managers, shareholders, and Service Providers and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Information, a current report of Parent on Form 6-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of Parent, the Corporation or their respective Affiliates to any regulatory authority (including Nasdaq) in connection with the Transactions.

4.12 Registration of Securities

Promptly after Closing, Delaware Parent shall prepare and file with the SEC, a Registration Statement on an appropriate form, covering the resale of the Delaware Parent Common Stock into which Corporation Convertible Notes are converted and the shares of Delaware Parent Common Stock underlying the Delaware Parent RSUs, and shall use commercially reasonable efforts to cause such Registration Statement to be declared effective under the Securities Act as promptly as possible after the filing thereof.

Article V

CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB TO THE CLOSING

The obligations of Parent and Merger Sub to perform and observe the covenants, agreements and conditions hereof to be performed and observed by Parent and Merger Sub at, or in connection with, the Closing shall be subject to the reasonable satisfaction (or waiver by Parent) of the following conditions:

5.1 Accuracy of Representations and Warranties

(a) The representations and warranties of the Corporation contained herein (including the applicable Exhibits or Schedules to the Corporation Disclosure Memorandum) and in the other Operative Documents (other than the Fundamental Representations and the representations and warranties contained in Section 2.6, which are addressed in Section 5.1(b)) (i) shall have, if qualified as to materiality, been true and correct in all respects, and, if not so qualified, been true and correct in all material respects, when made and (ii) shall be, if qualified as to materiality, true and correct in all respects, and, if not so qualified, true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent that such representations and warranties speak as of an earlier date (in which case such representation and warranty shall be so true and correct as of such earlier date).

(b) The Fundamental Representations and the representations and warranties of the Corporation contained in Section 2.6(b) shall have been true and correct in all respects when made and shall be true and correct in all respects as of the Closing Date as though made on the Closing Date.

5.2 Performance of Agreements

The Corporation shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement or any other Operative Document to be performed and complied with by them at or prior to the Closing.

5.3 Compliance with Laws

The consummation of the Transactions shall be permitted by Applicable Law to which Parent, Merger Sub, or the Corporation is subject.

5.4 Material Adverse Effect

Since the Agreement Date and through the Closing, the Corporation shall not have experienced a Material Adverse Effect or an event or circumstance that may result in or cause a Material Adverse Effect.

5.5 Legal Proceedings

No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting the consummation of the Transactions or Parent’s ownership, conduct, or operation of the Corporation’s business following the Closing shall be in effect, and no Governmental Body or other Person shall have commenced or threatened to commence any Legal Proceeding seeking any of the foregoing, challenging any of the Transactions or seeking the recovery of a material amount of damages.

5.6 Delivery of Certain Documentation

The Corporation shall provide to Parent written evidence the Stockholders are accredited investors, as such term is defined in SEC Regulation D; and no more than 35 Stockholders shall have failed to deliver such written evidence to the Corporation.

5.7 Regulatory and Third Party Approvals

The parties to not anticipate that any regulatory, governmental or other third party approvals or consents are required in order to consummate the Transactions, but if any of the foregoing are required, the parties shall use their respective best efforts to provide such approvals or consents so that the Transactions may be consummated at the earliest possible time.

5.8 Receipt of Closing Deliveries

The Corporation shall deliver to Parent, at the Closing:

(a) customary closing certificates from the Corporation’s Chief Executive Officer and a good standing certificate of the Corporation;

(b) any consents required by regulatory/governmental bodies or other third parties that have been obtained by any party or parties;

(c) the Final Closing Consideration Spreadsheet in accordance with Section 1.7.3;

(d) the written resignation of such directors and officers of the Corporation to be determined by Parent (in their capacities as such) to be effective as of the Closing Date;

(e) a statement, issued and properly executed by the Corporation pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3), certifying that interests in the Corporation, including shares of Stock, do not constitute “United States real property interests” under Section 897(c) of the Code substantially in the form attached hereto as Exhibit I;

(f) executed Operative Documents that are to be signed by the Corporation, to the extent not executed prior to the Closing;

(g) Board resolutions and Stockholder Approval Documentation;

(h) executed agreements terminating all contracts between the Corporation, any Subsidiary of the Corporation, and any officer or director of the Corporation or Subsidiary thereof that were entered into on or after April 16, 2024 in violation of Section 4.1 hereof (including without limitation the First Amended and Restated Employment Agreement dated as of July 31, 2024 between the Corporation, Triller Platform Co. and Bobby Sarnevesht);

(i) a letter of resignation signed by Bobby Sarnevesht, resigning as an officer and director of the Corporation and its Subsidiaries;

(j) letters of resignation signed by all directors and officers of the Corporation and its Subsidiaries; and

(k) the Certificate of Merger, executed by the Corporation.

Article VI

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE CORPORATION TO THE CLOSING

The obligations of the Corporation to perform and observe the covenants, agreements, and conditions hereof to be performed and observed by it at, or in connection with, the Closing shall be subject to the reasonable satisfaction (or waiver by the Corporation) of the following conditions:

6.1 Accuracy of Representations and Warranties

The representations and warranties of Parent and Merger Sub contained herein (including the applicable Exhibits or Schedules to the Parent Disclosure Memorandum) and in the other Operative Documents (i) shall have, if qualified as to materiality, been true and correct in all respects, and, if not so qualified, been true and correct in all material respects, when made and (ii) shall be, if qualified as to materiality, true and correct in all respects, and, if not so qualified, true and correct in all material respects, as of the Closing Date as though made on the Closing Date, except to the extent that such representations and warranties speak as of an earlier date (in which case such representation and warranty shall be so true and correct as of such earlier date).

6.2 Performance of Agreements

Parent and Merger Sub shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement or any other Operative Document to be performed and complied with by it at or prior to the Closing.

6.3 Compliance with Laws

The consummation of the Transactions shall be legally permitted by Applicable Law to which Parent, Merger Sub or the Corporation is subject.

6.4 Receipt of Closing Deliveries

Parent shall deliver to the Corporation, at or prior to the Closing, customary closing certificates from Parent’s Chief Executive Officer and Chief Financial Officer and a good standing certificate of Delaware Parent; the Certificate of Merger, executed by Merger Sub; the Certificate of Discontinuance; as well as executed Operative Documents that are to be signed by Delaware Parent or Merger Sub, to the extent not executed prior to the Closing.

6.5 Regulatory and Third Party Approvals

The parties to not anticipate that any regulatory, governmental or other third party approvals or consents are required in order to consummate the Transactions, but if any of the foregoing are required, the parties shall use their respective best efforts to provide such approvals or consents so that the Transactions may be consummated at the earliest possible time.

Article VII

SURVIVAL; HOLDER REPRESENTATIVE

7.1 No Survival of Representations, Warranties, and Covenants

(a) The representations and warranties of the Corporation contained in this Agreement or any other Operative Document or in any certificate delivered pursuant hereto shall survive until the Closing Date, after which such representations and warranties shall expire and shall be of no further force or effect as of the Closing.

(b) By virtue of the Stockholder Approval, each Stockholder shall irrevocably (except as set forth in Section 7.1(c)) authorize and appoint Bobby Sarnevesht bobby@triller.co (together with any replacement representative appointed pursuant to Section 7.1(c), the “Holder Representative”), with full power of substitution, as such Stockholder’s representative and attorney-in-fact and agent to act for such Stockholder with respect to all matters arising in connection with this Agreement and the Operative Documents, including full power and authority, exercisable in the sole discretion of the Holder Representative, to: (i) take any action contemplated to be taken by the Stockholders under this Agreement or any other Operative Document, (ii) negotiate, determine, defend, and settle any disputes that may arise under or in connection with this Agreement or any other Operative Document, and (iii) make, execute, acknowledge, and deliver any releases, assurances, receipts, requests, instructions, notices, agreements, certificates, and any other instruments, and generally do any and all things and take any and all actions that the Holder Representative may deem necessary or advisable in connection with this Agreement or any other Operative Document.

(c) The Holder Representative may be removed by written agreement among Stockholders representing a majority in interest of the Stockholders calculated with reference to each Stockholder’s Pro Rata Share. The Holder Representative may resign at any time upon giving 45 Business Days’ prior written notice of such resignation to Parent and each Stockholder but shall exercise all the powers enumerated in Section  7.1(a) until the effective date of such resignation. In the event of such removal or resignation, or upon the death or Disability of, the Holder Representative, Parent and Stockholders representing a majority in interest of the Stockholders calculated with reference to each Stockholder’s Pro Rata Share shall promptly agree upon a replacement Holder Representative.

Article VIII

TERMINATION

8.1 Termination

This Agreement may be terminated at any time prior to the Closing:

(a) by the written consent of Parent and the Corporation;

(b) by Parent, if Parent reasonably concludes in good faith that any of the conditions in Article V is or becomes impossible to satisfy (other than solely as a result of any Breach of this Agreement by Parent);

(c) by Parent, in the event of a Breach by the Corporation of any representation, warranty, covenant, or agreement contained herein or in any Operative Document that has not been cured or is not curable by the Corporation within 15 days after Parent delivers notice to the Corporation regarding such Breach;

(d) by the Corporation, in the event of a Breach by Parent of any representation, warranty, covenant, or agreement contained herein or in any Operative Document that has not been cured or is not curable by Parent within 15 days after the Corporation delivers notice to Parent regarding such Breach;

(e) by the Corporation if Parent experiences a Material Adverse Effect, or by Parent if the Corporation experiences a Material Adverse Effect; or

(f) by Parent, if the Corporation has not provided the notices required pursuant to Section 4.10 no later than five Business Days after the Agreement Date.

8.2 Effect of Termination

In the event of termination of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given by the terminating party to the other parties, and this Agreement shall thereupon terminate and become void and have no further force or effect, and the Transactions shall be abandoned without further action by the parties hereto. Notwithstanding anything to the contrary herein, this Section 8.2 and Article IX shall survive indefinitely, and nothing herein shall relieve any party hereto of any Liability for Fraud or any willful Breach of this Agreement occurring prior to such termination.

Article IX

GENERAL

9.1 Expenses

Except as otherwise set forth herein, whether or not the Merger is consummated, each party shall pay its own Transaction Costs.

9.2 Notices

All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours at the location of the recipient, and otherwise on the next following Business Day, addressed as follows:

TO PARENT OR MERGER
SUB (AND FOLLOWING THE
MERGER EFFECTIVE TIME,
THE SURVIVING CORPORATION):

AGBA Group Holding Limited

AGBA Tower

68 Johnston Road

Wan Chai, Hong Kong SAR

Attention: Ng Wing Fai, Chief Executive Officer

Email: wingfai.ng@agba.com

with a copy to (which shall not
constitute notice):

Loeb & Loeb LLP

10100 Santa Monica Blvd #2200

Los Angeles, CA 90067

Attention: Lawrence Venick, Esq.

Email: lvenick@loeb.com

TO THE CORPORATION
(PRIOR TO THE MERGER
EFFECTIVE TIME):

Triller Corp.

7119 West Sunset Boulevard Suite 782

Los Angeles, CA 90046

Attention: Bobby Sarnevesht

Email: bobby@triller.co

TO THE HOLDER
REPRESENTATIVE:

Bobby Sarnevesht

7119 West Sunset Boulevard Suite 782

Los Angeles, CA 90046

Email: bobby@triller.co

9.3 Severability

If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties to the fullest extent possible.

9.4 Entire Agreement

This Agreement (including the Corporation Disclosure Memorandum, the Parent Disclosure Memorandum and all other Exhibits and Schedules hereto), and the other Operative Documents, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior (but not concurrent) agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

9.5 Assignment; Parties in Interest

This Agreement shall not be assigned by operation of law or otherwise, and any such assignment shall be null and void, except that any or all rights and obligations of Parent and Merger Sub may be assigned to one or more Parent Entities, so long as such assignment does not relieve Parent and Merger Sub of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding on and inure solely to the benefit of the parties hereto and their respective successors, heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.6 Governing Law; Jurisdiction; Waiver of Jury Trial

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice or conflict of law, provision, or rule that would cause the application of laws of any other jurisdiction. In any action among or between any of the parties arising out of or relating to this Agreement, including any action seeking equitable relief, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Wilmington, Delaware. Each party hereby irrevocably waives all right to trial by jury in any Legal Proceeding (whether based on Contract, tort, or otherwise) arising out of or relating to this Agreement and the other Operative Documents, the Transactions, or the actions of such parties in the negotiation, administration, performance, and enforcement hereof and thereof.

9.7 Headings; Construction

The table of contents and headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement.

In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or Applicable Law shall be deemed also to refer to all amendments and rules and regulations promulgated thereunder, unless the context requires otherwise. For purposes of Article II, any reference to the “Corporation” shall include any predecessor entity. The word “including” shall mean including without limitation. The word “or” is disjunctive, but not necessarily exclusive. The words “hereof,” “herein,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole, including exhibits and schedules hereto, and not to any particular provision of this Agreement. When a reference is made in this Agreement to Annexes, Articles, Exhibits, Sections, or Schedules, such reference shall be to an Annex, Article, Exhibit, Section, or Schedule to this Agreement unless otherwise indicated. For purposes of Article II, the words “provide,” “deliver,” “made available,” “furnish,” and similar terms in this Agreement shall mean provide by email or in a data room at least one Business Day prior to the Agreement Date. Pronouns in the masculine, feminine, and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. If any party has Breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not Breached shall not detract from or mitigate the fact that the party is in Breach of the first representation, warranty, or covenant. All accounting terms used herein and not expressly defined herein shall, except as otherwise noted, have the meanings assigned to such terms in accordance with GAAP. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. The symbol “$” refers to United States Dollars. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be taken on the next succeeding Business Day, and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.

9.8 Counterparts

This Agreement may be executed and delivered in one or more counterparts, either manually or electronically (including by PDF and electronic mail), each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement. No counterpart shall be effective unless and until each party has executed at least one counterpart.

9.9 Remedies

Each of the Corporation, on the one hand, and Parent, on the other hand, acknowledges and agrees that its counterpart(ies) would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or otherwise is Breached. Accordingly, each such party agrees that the aggrieved party shall be entitled to an injunction to prevent Breaches of  any provision of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy available at law or in equity.

9.10 Amendment

This Agreement may be amended, modified, or supplemented at any time, but only pursuant to an instrument in writing signed by Parent and (a) prior to the Closing, the Corporation or (b) following the Closing, the Holder Representative, and any such amendment shall be binding on all parties hereto.

9.11 Waiver

Parent may (a) extend the time for the performance of any obligation of the Corporation or the Holder Representative under this Agreement or any other Operative Document, (b) waive any inaccuracy in the representations and warranties of the Corporation contained in this Agreement or any other Operative Document, or (c) waive compliance by the Corporation or the Holder Representative with any agreement or condition contained in this Agreement or any other Operative Document. The Holder Representative (and, prior to the Closing, the Corporation) may (i) extend the time for the performance of any obligation of Parent or Merger Sub under this Agreement or any other Operative Document, (ii) waive any inaccuracy in the representations and warranties of Parent or Merger Sub contained in this Agreement or any other Operative Document, or (iii) waive compliance by Parent or Merger Sub with any agreement or condition contained in this Agreement or any other Operative Document. Any extension or waiver contemplated in this Section 9.11 shall be valid only if set forth in an instrument in writing signed by Parent or the Holder Representative (or, prior to the Closing, the Corporation), as applicable, and shall apply only as set forth in such instrument and shall not operate as a waiver of, or estoppel with respect to, any failure to comply with any other obligation, covenant, agreement or condition contained herein. Any extension or waiver by the Holder Representative (or, prior to the Closing, the Corporation) shall be binding on the Corporation and the Holder Representative.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement as of the date and year first above written.

AGBA GROUP HOLDING LIMITED

By:
Name:	Wing-Fai Ng
Its:	Chief Executive Officer

AGBA SOCIAL INC.

By:
Name:	Pei Huang Shu
Its:	President

TRILLER CORP.

By:
Name:	Bobby Sarnevesht
Its:	Chief Executive Officer

BOBBY SARNEVESHT, HOLDER REPRESENTATIVE

[Signature Page to Agreement and Plan of Merger]

ANNEX A
DEFINITIONS

“2010 Health Care Law” has the meaning set forth in Section 2.9(j).

“2023 Unaudited Financial Statements” has the meaning set forth in Section 2.5(a).

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, controls or is controlled by or is under common control with the first Person.

“Affiliated Group” means any affiliated, consolidated, combined, unitary, or similar group, including any arrangement for group or consortium relief or similar arrangement.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Agreement Date” has the meaning set forth in the first paragraph of this Agreement.

“Annual Financial Statements” has the meaning set forth in Section 2.5(a).

“Anti-Bribery Laws” means the U.S. Foreign Corrupt Practices Act 1977, as amended, any rules and regulations thereunder, the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions and any legislation implementing that convention and any similar anti-corruption laws to the extent that they are applicable to the Corporation or any of its Representatives.

“Applicable Law” means, with respect to any Person, any federal, state, foreign, local, municipal, or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, guidance, regulation, rule, directive, license, permit, or requirement issued, enacted, adopted, promulgated, implemented, or otherwise put into effect by or under the authority of any Governmental Body, and any Orders applicable to such Person or such Person’s Affiliates, or to any of their respective employees, assets, properties, or businesses.

“Breached” means a “Breach” of a representation, warranty, certification, covenant, obligation, or other provision of this Agreement or any Operative Document will be deemed to have occurred, or a representation, warranty, certification, covenant, obligation, or other provision of this Agreement or any Operative Document will have been “Breached,” if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply (in whole or in part) with, such representation, warranty, certification, covenant, obligation, or other provision, or (b) any Claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, certification, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, Claim, occurrence or circumstance.

“Business Day” means any day, other than a Saturday, a Sunday, or any other day on which commercial banks in New York, New York or Seattle, Washington are authorized or required by Applicable Law to be closed.

“BVI Companies Act” means the British Virgin Islands Business Companies Act.

“Cancelled RSU Shares” has the meaning set forth in Section 1.9.

"Certificate of Discontinuance” has the meaning set forth in the Preamble.

“Certificate of Domestication” has the meaning set forth in the Preamble.

“Certificate of Formation” has the meaning set forth in Section 2.2(a).

“Certificate of Merger” has the meaning set forth in Section 1.4.

“Child” has the meaning set forth in Section 2.10.11(d).

“Claim” means any claim, demand, complaint, cause of action, suit, proceeding, arbitration, audit, hearing, investigation, or inquiry (whether formal or informal, civil, criminal, or administrative).

“Closing” has the meaning set forth in Section 1.3.

“Closing Date” has the meaning set forth in Section 1.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Per Share Merger Consideration” means one share of Delaware Parent Common Stock, to be paid as consideration for each full share of Series A Common Stock and for each full share of Series B Common Stock, before taking into account the Reserved Shares.

“Common Stock” or “Corporation Common Stock” means the Corporation’s Series A Common Stock and Series B Common Stock, taken together.

“Corporation Balance Sheet” has the meaning set forth in Section 2.5(a).

“Corporation Balance Sheet Date” has the meaning set forth in Section 2.5(a).

“Corporation Bylaws” means the Bylaws of the Corporation,

“Corporation Certificate of Incorporation” means the Certificate of Incorporation of the Corporation.

“Corporation Convertible Notes” means the convertible notes issued by the Corporation to its convertible note investors.

“Corporation Convertible Warrants” means the warrants issued by the Corporation to certain warrant investors which warrants automatically convert into Corporation Common Stock by virtue of the Merger.

“Corporation Data Agreement” refers to any (a) contractual commitments made by the Corporation to its customers, employees, users, or other individuals for the Processing Personal Information, (b) applicable contractual obligations concerning the privacy and security of Personal Information in the Corporation’s custody or control, and (c) requirements of any privacy or security-related self-regulatory organizations or certifications to which the Corporation is obligated to adhere.

“Corporation Disclosure Memorandum” has the meaning set forth in the first paragraph of Article II. The Corporation Disclosure Memorandum shall be updated as necessary through and including the Agreement Date.

“Corporation Intellectual Property Rights” means all intellectual property, industrial property, and proprietary rights worldwide, whether registered or unregistered, owned (or purported to be owned) singularly or jointly with a third party or third parties, applied for, used (or purported to be used), licensed (whether on an exclusive or non-exclusive basis and as licensor or licensee) by or to, or under obligation of assignment to, the Corporation, including any and all (a) foreign and domestic trade names, trademarks, service marks, emblems, signs, insignia, slogans, logos, design rights, mask works, trade dress, other similar designations of source or origin and general intangibles of like nature, (b) rights in databases, (c) copyrights and moral rights (including analogous rights thereto), (d) rights of publicity; (e) trade secrets and know-how (including analogous rights thereto and whether or not reduced to practice), (f) patents and other governmental grants for the protection of inventions or industrial designs, including any applications for any such patents or grants, whether already filed or in preparation or contemplation of filing, (g) domain names, web addresses, and other universal resource locator (URL) registrations, (h) social media accounts, and (i) all associated rights and all registrations, applications, renewals, extensions, and continuations (in whole or in part) of any of the foregoing, together with all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, violation, misuse, dilution, unfair trade practice or otherwise associated therewith.

“Corporation IP” means all Corporation Technology and Corporation Intellectual Property Rights.

“Corporation IP Agreements” means all Inbound Licenses and Outbound Licenses.

“Corporation IP Protection Agreements” has the meaning set forth in Section 2.10.7.

“Corporation IP Registrations” has the meaning set forth in Section 2.10.2.

“Corporation-Owned IP” means all Corporation IP other than Third-Party IP.

“Corporation Permits” has the meaning set forth in Section 2.13(a).

“Corporation Privacy Commitments” refers to material obligations contained in or resulting from the Corporation’s internal and external data privacy, data security, Security Breach, or similar obligations for the Processing or security of Personal Information.

“Corporation Products” means all products or services, either complete or under development, (a) that are currently or that are currently intended to be, developed, manufactured, marketed, sold, offered for sale, imported, exported, supplied, promoted, licensed, distributed, supported, hosted, serviced, made available, maintained, or otherwise commercialized by the Corporation, (b) that were historically developed, manufactured, marketed, sold, offered for sale, imported, exported, supplied, promoted, licensed, distributed, supported, hosted, serviced, made available, maintained, or otherwise commercialized by the Corporation, (c) from which the Corporation recognizes any revenue (including revenue associated with maintenance or service agreements), (d) that are currently used or currently intended to be used to provide services to the Corporation’s customers, or (e) that have been developed by or for the Corporation, in each case together with any and all supplements, modifications, updates, corrections, and enhancements to such products or services, shipping versions of such products or services, any English and foreign language versions of such products or services; and any and all documentation relating to the foregoing.

“Corporation Service Providers” means directors, officers, employees, agents, consultants, advisors, or independent contractors of the Corporation.

“Corporation Technology” means all Technology owned (or purported to be owned) singularly or jointly with a third party or third parties, used (or purported to be used), or licensed (whether on an exclusive or non-exclusive basis and as licensor or licensee) by or to the Corporation.

“Corporation Warrants” means the warrants to purchase Corporation Common Stock existing as of the Agreement Date.

“Competing Transaction” means, other than the Transactions, any of the following: (a) any merger, consolidation, share exchange, recapitalization, or establishment of or investment in the Corporation or another legal entity or other similar transaction involving the Corporation or any subsidiary of the Corporation, (b) any sale, lease, license, exchange, mortgage, pledge, transfer, or other disposition of a material portion of the assets of the Corporation or any subsidiary of the Corporation (other than any non-exclusive license entered into in the ordinary course of business consistent with past practice), or any sale, exclusive license, or other transfer of any intellectual property, of the Corporation or any subsidiary of the Corporation, or any entry into a development, licensing, or other agreement with a third party out of the ordinary course of business that could reasonably be expected to deprive Parent of the benefits of the Transactions, (c) any sale or transfer of shares or other securities (or instruments that provide the right or ability to acquire shares or other securities) of the Corporation or any subsidiary of the Corporation, or (d) any change of control transaction involving the Corporation or any subsidiary of the Corporation (however structured).

“Conflict Minerals” means (a) columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives that originates in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo and (b) any other mineral or its derivatives, the exploitation and trade of which is determined by the Secretary of State of the United States to be financing conflict in the Democratic Republic of the Congo or a country that shares an internationally recognized border with the Democratic Republic of the Congo.

“Contract” means any contract, agreement, permission, consent, lease, license, release, covenant not to sue, commitment, plan, arrangement, undertaking, or understanding, oral or written.

“Contributor” has the meaning set forth in Section 2.10.7.

“Copyleft License” means any license that requires, as a condition of use, that any Software or content subject to such license that is distributed, modified or interacted with through a network (including making available to third parties as a service) (or any other Software or content incorporated into, derived from, used, or distributed with any such Software or content): (i) in the case of Software, be made available to any third-party recipient in a form other than binary form (e.g., source code form), (ii) be made available to any third-party recipient under terms that allow preparation of derivative works, (iii) in the case of Software, be made available to any third-party recipient under terms that allow Software or interfaces therefor to be reverse engineered, reverse assembled, or disassembled (other than to the extent any contrary restriction would be unenforceable under Applicable Law), or (iv) be made available to any third-party recipient at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser/Library General Public License, the GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, the European Union Public Licence, the Server Side Public License, and all Creative Commons “sharealike” licenses.

“Copyleft Materials” means any Software or content subject to a Copyleft License.

“Corporation” has the meaning set forth in the first paragraph of this Agreement.

“Corporation RSU Plan” means the Triller Corp. 2024 Stock Option and Incentive Plan.

“Corporation RSUs” means the restricted stock units held by Corporation employees after giving effect to the Reorganization.

“Corporation Stock Certificates” has the meaning set forth in Section 1.7.4(b).

“COVID-19” means the novel coronavirus disease referred to as COVID-19.

“COVID-19 Pandemic” means the epidemic, pandemic, or disease outbreak associated with COVID-19.

”Data Protection Laws” means any and all Applicable Laws that: (a) relate to the collection, confidentiality, processing, privacy, security, protection, transfer or cross-border data flow of Personal Information, (b) provide rights to an individual whose Personal Information is being processed; or (c) trigger a duty to notify an individual whose Personal Information has been, or may have been, the subject of a Security Breach, including (1) the Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data (“EU GDPR”); (2) any implementing, derivative, or related legislation of the Member State in the European Economic Area or the United Kingdom; (3) the United Kingdom’s Data Protection Act, 2018, (4) the California Consumer Privacy Act (“CCPA”), Cal. Civ. Code Title 1.81.5 § 1798.100 et seq., as amended by the California Privacy Rights Act (“CPRA”) (collectively, “California Privacy Law”), together with any implementing regulations; (5) the Payment Card Industry Data Security Standards; and (6) any other applicable data protection laws and regulations in any jurisdiction where the Corporation does business.

“Debt” means, without duplication, (a) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Corporation, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks, financial institutions, on equipment leases or otherwise, (b) all deferred indebtedness of the Corporation for the payment of the purchase price of property or assets purchased (other than accounts payable incurred in the ordinary course of business), (c) all obligations of the Corporation to pay rent or other payment amounts under a lease which is required to be classified as a capital lease or a liability on the face of a balance sheet prepared in accordance with GAAP, (d) all outstanding reimbursement obligations of the Corporation with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Corporation, (e) all obligations of the Corporation under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (f) all obligations secured by any Encumbrance existing on property owned by the Corporation, whether or not indebtedness secured thereby will have been assumed, (g) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the Transactions, or in connection with any lender consent, (h) unpaid current Taxes, and (i) all guaranties, endorsements, assumptions and other contingent obligations of the Corporation in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (a) through (h) appertaining to third parties.

“Delaware Parent” means Parent, after giving effect to the Domestication.

“Delaware Parent Adjusted Warrants” means the warrants to be issued by Delaware Parent to the holders of Corporation Warrants as replacement warrants, as adjusted pursuant to their existing terms.

“Delaware Parent Bylaws” has the meaning set forth in Section 1.1(b).

“Delaware Parent Certificate of Incorporation” has the meaning set forth in the Preamble.

“Delaware Parent Common Stock” means the common stock, par value $0.001 per share, of Delaware Parent, into which the Parent Ordinary Shares shall be converted in the Domestication.

“Delaware Parent Preferred Stock” means the preferred stock, par value $0.001 per share, of Delaware Parent, which shall be authorized by Delaware Parent in the Domestication.

“Delaware Parent RSUs” has the meaning set forth in Section 1.9.

“Delaware Reorg Certificate” has the meaning set forth in the Preamble.

“Delaware Secretary of State” has the meaning set forth in the Preamble.

“Delaware Parent Stock” has the meaning set forth in Section 1.7.4(a).

“DGCL” means the Delaware General Corporation Law, as amended.

“Disability” means, with respect to an Employee, a certification by an independent medical doctor (selected by Parent’s health or Disability insurer) that such Employee has for four consecutive months been physically or mentally disabled or incapacitated in a manner that seriously interferes with his or her ability to perform his or her essential job responsibilities, and such health condition has not been cured or treated in such a manner that the prognosis is for no further Disability.

“Dissenting Shares” has the meaning set forth in Section 1.7.5.

“Domestication” has the meaning set forth in the Preamble.

“Domestication Date” means the date on which the Domestication shall be effected.

“Domestication Intended Tax Treatment” has the meaning set forth in the Preamble.

“Employee Benefit Plan” means any retirement, profit sharing, deferred compensation, disability, death benefit, group health, hospitalization, severance, other welfare, change of control, retention, equity purchase, equity option, restricted equity, phantom equity, equity appreciation rights or other equity-based compensation, bonus, incentive, fringe benefit or other employee benefit or compensatory plan, program, policy, practice, Contract, or fund (including any “employee benefit plan,” as defined in Section 3(3) of ERISA), or any employment, consulting or personal services Contract or letter, whether written or oral, funded or unfunded or domestic or foreign, and whether or not subject to ERISA, (a) sponsored, maintained or contributed to, or required to be sponsored, maintained or contributed to, by the Corporation, a Subsidiary or any ERISA Affiliate or to which the Corporation, Subsidiary or ERISA Affiliate is a party, (b) covering or benefiting any current or former employee, agent, director, or independent contractor of the Corporation or any Subsidiary or ERISA Affiliate (or any dependent or beneficiary of any such individual), or (c) with respect to which the Corporation or any Subsidiary or ERISA Affiliate has had, has or could have any actual or contingent present or future obligation or Liability (including with respect to former service providers of the Corporation, any Subsidiary or ERISA Affiliate or dependent or beneficiary of any such individual).

“Encumbrance” means liens, mortgages, pledges, deeds of trust, security interests, charges, easements, covenants, restrictions, encumbrances, defect in title, preemptive right, community or marital property interest, and other adverse Claims or interests of any kind.

“Environmental Laws” means any Applicable Law or Contract relating to (a) health and safety, (b) pollution, or (c) contamination, protection, or restoration or remediation of the environment or natural resources, including any such Applicable Law or Contract related to the management or disposal of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, and all rules and regulations promulgated thereunder, all as in effect from time to time.

“ERISA Affiliate” means any Person that, together with the Corporation or one of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.7.4(a).

“Exploit” or “Exploitation” means to use, possess, reproduce, modify, display, market, offer as a service, perform, publish, transmit, broadcast, sell, offer to sell, license or sublicense, distribute, design, develop, manufacture, import, provide, or otherwise exploit.

“Final Closing Consideration Spreadsheet” has the meaning set forth in Section 1.7.3.

“Financial Statements” has the meaning set forth in Section 2.5(a).

“Fraud” means fraud, intentional breach, intentional misrepresentation, or willful misconduct.

“Fundamental Representations” means the representations and warranties contained in Sections 2.1, 2.2, 2.3, and 2.19.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Body” means any government or any agency, arbitrator, board, bureau, commission, court, department, official, political subdivision, tribunal, or other instrumentality of any government, or any self-regulatory or quasi-governmental body, in each case whether supranational, federal, state or local, domestic, or foreign.

“Hazardous Materials” means any petroleum products or byproducts, radioactive or explosive materials, asbestos or asbestos-containing material, radon gas, urea formaldehyde, toxic mold or fungi, or polychlorinated biphenyls, and any other chemicals, substances, waste, or materials that are considered or deemed to be, or regulated as, hazardous, toxic, infectious, or dangerous under applicable Environmental Laws or for which Liability or standards of conduct may be imposed pursuant to any Environmental Law.

“Holder Representative” has the meaning` set forth in Section 7.1(b).

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

“ICT Infrastructure” has the meaning set forth in Section 2.10.15(a).

“Inbound License” means any Contract pursuant to which the Corporation has the right to Exploit any Corporation IP for which the Corporation does not own all right, title, and interest.

“Initial Closing Consideration Spreadsheet” has the meaning set forth in Section 1.7.3.

“Interim Financial Statements” has the meaning set forth in Section 2.5(a).

“IRS” means the United States Internal Revenue Service.

“Knowledge” means with respect to the Corporation, the knowledge of Bobby Sarnevesht (the Corporation’s Chief Executive Officer), as would reasonably be expected to be known after reasonable investigation or inquiry by such Person, including inquiry of such Person’s direct reports.

“Leases” has the meaning set forth in Section 2.7(b).

“Legal Proceeding” means any private, governmental, or administrative action, inquiry, Claim, counterclaim, proceeding, suit, hearing, litigation, audit, examination or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Letter of Transmittal” has the meaning set forth in Section 1.7.4(b).

“Liability” means any and all debts, liabilities, Taxes, penalties, expenses, and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, mature or unmatured or determined or indeterminable, including those arising under Applicable Law and those arising under any Contract.

“Lock-Up” as to all Delaware Parent Common Stock issued to the Stockholders, other than to the Unrestricted Shares and to the shares to be issued to the holder of Delaware Parent Preferred Stock, means the following: holders of Delaware Parent Common Stock (other than Unrestricted Shares) shall not, subject to certain limited exceptions, offer, pledge, sell, contract to sell, grant any option to purchase, or otherwise dispose of, or to enter into any hedge or other arrangement or any transaction that transfers, directly or indirectly, the economic consequence of ownership of any Delaware Parent Common Stock, for a period of 165 calendar days after the Closing Date; provided, that a Stockholder may, during the term of the Lock-Up, transfer its Delaware Parent Common Stock to a family member or family trust or to a controlled Affiliate thereof, subject to the prior written consent of Delaware Parent (which shall not be unreasonably withheld, delayed or conditioned and also subject to the transferee agreeing in writing to be bound by the terms of the Lock-Up.

As to the holder of Delaware Parent Preferred Stock, the lock-up terms shall be as set forth as follows: such holder will not sell or be permitted to sell, register, hypothecate, transfer to common or otherwise transact (“Convert”) any of the Delaware Parent Preferred Stock for a period of 12 months from the Closing Date. Furthermore, after the one year anniversary, such holder will only be permitted to Convert an amount equal to two percent (2%) of the total number of shares of Delaware Parent Preferred Stock on a monthly basis, thereafter. Shares converted into Delaware Parent Common Stock shall be free of any lock-up restrictions.

“Material Adverse Effect” as to Parent, the Corporation means (a) any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes a Breach of any representations or warranties made by, or a Breach of the covenants, agreements, or obligations of, such entity, is, or would reasonably be likely to be or become a material adverse effect on the business, operations, assets, liabilities (absolute, accrued, contingent, or otherwise), condition (financial or other), or prospects of such entity; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) changes in general economic conditions in the United States (and/or, with respect to Parent, Hong Kong and/or the Great Bay Area of which it is a part, (ii) changes affecting the industry generally in which such entity operates, (iii) the outbreak or escalation of war, hostilities, or terrorist activities, either in the United States or any other jurisdiction in which such entity operates, or (iv) changes in Applicable Law or GAAP, unless, in the case of each of the foregoing clauses (i) through (iv), such changes disproportionately affect such entity as compared to other Persons or businesses that operate in the industry in which the Company operates, or (b) any effect or circumstance that could reasonably be expected to materially impair or materially delay the such entity’s ability to perform under this Agreement or the other Operative Documents.

“Material Contract” has the meaning set forth in Section 2.11(a).

“Material Customers” has the meaning set forth in Section 2.21(a).

“Merger” has the meaning set forth in Section 1.2.

“Merger Consideration” means an aggregate of 441,620,210 shares of Delaware Parent Stock and Delaware Parent RSUs, comprised of (i) 299,897,852 shares of Delaware Parent Common Stock to be paid to the Stockholders in consideration of all outstanding Common Stock, (ii) 37,702,230 shares of Delaware Parent Preferred Stock to be paid to the Stockholders in consideration of all outstanding Preferred Stock and (iii) 54,020,128 Delaware Parent RSUs to be issued in conversion of all outstanding Corporation RSUs, all as further provided herein.

“Merger Effective Time” has the meaning set forth in Section 1.4.

“Merger Intended Tax Treatment” has the meaning set forth in the Preamble.

“Merger Sub” has the meaning set forth in the first paragraph of this Agreement.

“Merger Sub Approval” has the meaning set forth in Section 2.2(c).

“NDA” has the meaning set forth in the recitals.

“OFAC” has the meaning set forth in Section 2.13(c).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative, or any Creative Commons License, and including any adaptation or modification (e.g., adding the Commons Clause) of or exception to any such license. For the avoidance of doubt, Open Source Licenses include Copyleft Licenses.

“Open Source Materials” means any Software or content subject to an Open Source License.

“Operative Document” and collectively “Operative Documents” means each of this Agreement and the other agreements, documents, and certificates referenced in this Agreement to be executed and delivered on the Agreement Date or prior to or at the Closing, including without limitation all documents relating to the Reorganization, the Parent Shareholder Voting Agreement and the Certificate of Merger.

“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order, or other order.

“Outbound License” means any Contract to which the Corporation is a party and pursuant to which any Person is authorized to Exploit any Corporation IP.

“Parent” has the meaning set forth in the first paragraph of this Agreement and, where the contest requires, also refers to Delaware Parent as of the effectiveness of the Domestication.

“Parent Disclosure Memorandum” has the meaning set forth in the first paragraph of Article III.

“Parent Entity” means any of Parent (prior to the Domestication Date), Delaware Parent (as of the Domestication Date), an Affiliate of either such entity that is not an individual, a successor of thereof, or another Person designated by one of the foregoing (including the Surviving Corporation).

“Parent Equity Plan” means Parent’s currently effective Share Award Scheme.

“Parent August 2024 Draft 14A” means the sections of the draft proxy statement filed by Parent with the SEC on August 14, 2024 that describe the business, financial condition and risk factors of and/or relating to the Corporation.

“Parent Ordinary Shares” means the ordinary shares, par value $0.001 per share, of Parent.

“Parent Proxy Statement” has the meaning set forth in Section 4.13.

“Parent Public Filings” means all of Parent’s and Delaware Parent’s SEC filings made on its EDGAR system.

“Parent Shareholder Meeting” has the meaning set forth in Section 4.13.

“Parent Transaction Proposals” means the Transactions that require approval by Parent.

“Parent Transactions” means the Transactions, other than the Reorganization.

“Permitted Encumbrances” means (a) conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business and consistent with past practice, (b) assessments for current Taxes not yet due and payable, or (c) statutory liens securing indebtedness owed by the Corporation that is in the aggregate less than $25,000, which was incurred in the ordinary course of business and consistent with past practice and is not yet due and payable.

“Person” means any individual, proprietorship, firm, company, syndicate, corporation, partnership, trust, joint venture, limited liability company, association, committee, organization, other entity, Governmental Body, any organization or group of persons acting in concert, or regulatory authority.

“Personal Information” means   (a) all information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual; and (b) any other information that is protected as personal information under Data Protection Laws, including precise geolocation data, inferences drawn from personal information to create a profile, or any other data that may be used to identify, contact, or precisely locate an individual.

“Policies” has the meaning set forth in Section 2.18.

“Preferred Per Share Merger Consideration” means one share of Delaware Parent Preferred Stock, to be paid as consideration for each full share of Preferred Stock.

“Preferred Stock” means the Series A-1 Preferred Stock to be issued in connection with the Reorganization.

“Pro Rata Share” means, with respect to a particular Stockholder, a fraction equal to (a) the portion of the Merger Consideration that such Stockholder is entitled to be paid pursuant to Section 1.7.1 (before any deductions or withholdings contemplated by this Agreement), divided by (b) the aggregate Merger Consideration that all Stockholders are entitled to be paid pursuant to Section 1.7.1 (before any deductions or withholdings contemplated by this Agreement).

“Processing” (and the correlative meanings of “Process” and “Processes”) refers to the receipt, collection, sharing, selling, disclosing, transferring, renting, retrieval, consultation, analysis, combination, accessing, storage, use, security, transfer, restriction, destruction, or other processing or operations or set of operations, whether or not by automated means.

“Real Property” has the meaning set forth in Section 2.7(b).

“Related Party Contract” has the meaning set forth in Section 2.17.

“Registrar” has the meaning set forth in the Preamble.

“Reorganization” means the reorganization of Triller LLC into the Corporation at the Reorg Effective Time.

“Representatives” has the meaning set forth in Section 4.6(a).

“Required Actions” has the meaning set forth in Section 4.2(a).

“Reserved Shares” has the meaning set forth in Section 1.8.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Breach” means any misuse, compromise or unauthorized access, destruction, loss, alteration, acquisition or disclosure of any Personal Information or Corporation confidential information.

“Series A Common Stock” means the Corporation’s Series A Common Stock, par value $0.0001 per share, to be issued in connection with the Reorganization.

“Series B Common Stock” means the Corporation’s Series B Common Stock, par value $0.0001 per share, to be issued in connection with the Reorganization.

“Software” means any and all computer programs, software, and code, including all new versions, updates, revisions, improvements, and modifications thereof, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), firmware, middleware, development tools, scripts, routines, interfaces, libraries, and databases, and all specifications and documentation, including programmer notes, comments and annotations, user interfaces, “look and feel,” and training materials relating to any of the foregoing.

“Source Code” means the human readable source code for any Software that is part of the Corporation IP as well as any confidential or proprietary information relating to any Software source code or any of the Corporation IP.

“Standards Organization” has the meaning set forth in Section 2.10.13.

“Stock” means, collectively, Corporation Common Stock and Preferred Stock.

“Stockholder” means a holder of shares of Stock as of the Reorganization.

“Stockholder Approval” has the meaning set forth in Section 2.2(b).

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Corporation” has the meaning set forth in Section 1.2.

“Surviving Corporation Bylaws” has the meaning set forth in Section 1.5.

“Surviving Corporation Certificate of Incorporation” has the meaning set forth in Section 1.5.

“Tax” (and, correlative meaning, “Taxes” or “Taxable”) means any and all (a) domestic or foreign, federal, state, or local taxes, charges, fees, levies, imposts, escheat for unclaimed property, duties and governmental fees, or other like assessments or charges of any kind whatsoever, including income taxes (whether imposed on or measured by net income, gross income, income as specially defined, earnings, profits, or selected items of income, earnings, or profits), capital taxes, gross receipts taxes, environmental taxes, sales taxes, use taxes, value added taxes, goods and services taxes, transfer taxes, franchise taxes, license taxes, withholding taxes or other withholding obligations, payroll taxes, employment taxes, excise taxes, severance taxes, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, ad valorem taxes, property taxes, windfall profits taxes, alternative or add-on minimum taxes, and customs duties, (b) interest, penalties, fines, additions to tax, or additional amounts imposed by any Tax Authority in connection with (i) any item described in clause (a) or (ii) the failure to comply with any requirement imposed with respect to any Tax Returns, (c) any liability in respect of any items described in clause (a) or clause (b) that is incurred by reason of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary, or aggregate group for any Taxable period, and (d) liabilities in respect of any items described in clause (a) or clause (b) payable by reason of Contract, assumption, transferee liability, operation of law, or otherwise.

“Tax Authority” means any Governmental Body having jurisdiction with respect to any Tax.

“Tax Return” means any return, information return, declaration, claim for refund of Taxes, report or any similar statement, and any amendment thereto, including any attached schedule and supporting information, whether on a separate, consolidated, combined, unitary or other basis, that is filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or payment of a Tax or the administration of any Applicable Law relating to any Tax..

“Technology” means all products, tools, devices, prototypes, systems, mask works, computer programs, software, hardware, source code, object code, development tools, techniques, concepts, know-how, algorithms, methods, processes, procedures, formulae, designs, drawings, customer lists, supplier lists, databases, data collections, data compilations, information (including proprietary information and confidential information), specifications, brands, logos, marketing materials, user interfaces, websites, specifications, programmer notes, specifications, packaging, trade dress, content, graphics, artwork, audiovisual works, images, photographs, literary works, performances, music, sounds, content, user interfaces, “look and feel,” inventions (whether or not patentable), invention disclosures, discoveries, works of authorship (whether or not copyrightable), designs, and other technology and tangible items related to, constituting, disclosing, or embodying any or all of the foregoing, including any and all versions of any and all of the foregoing.

“Third-Party IP” means any Corporation IP for which the Corporation does not own all right, title, and interest and which is licensed to the Corporation under an Inbound License.

“Third-Party Processor” has the meaning set forth in Section 2.10.11(b).

“Third-Party Vendor” has the meaning set forth in Section 2.21(b).

“Transaction Costs” means all fees, costs, and expenses incident to the negotiation, preparation, and execution of this Agreement and the other Operative Documents, and the consummation of the Transactions, including, in the case of the Corporation, (a) any change-in-control costs, any success fees, any bonuses, compensation, severance, or other payments to the Corporation Service Providers or Affiliates triggered or accelerated by the Transactions (including the employer portion of any related employment Taxes imposed on such amounts), regardless of whether such payments are made prior to, at, or following the Closing, but excluding in all cases Parent’s post-Closing compensation packages for its employees, (b) the Corporation’s portion of applicable payroll Taxes resulting from the payment of the Merger Consideration, (c) any fees and expenses of the Corporation’s attorneys, accountants, financial advisors, and other advisors, and (d) any Transfer Taxes.

“Transaction Proposals” has the meaning set forth in Section 4.13.

“Transactions” means the Reorganization, the Merger and the other transactions contemplated by this Agreement and the Operative Documents.

“Transfer Taxes” means any and all transfer, documentary, sales, use, stamp, registration, value added, recording, and other similar Taxes and fees arising in connection with the Transactions (including any penalties and interest), together with any costs or expenses incurred by Parent or its Affiliates in the preparing and filing of any related Tax Returns or documents.

“Treasury Regulations” shall mean the Treasury regulations promulgated under the Code, as such Treasury Regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, where appropriate, the corresponding successor provision.

“Triller LLC” has the meaning set forth in the Preamble.

“Triller LLC 2024 S-1” means Amendment No. 5 to Triller LLC’s Form S-1 Registration Statement under the Securities Act (Registration No. 333-273623) which was filed with the SEC on January 29, 2024.

“Unrestricted Shares” means the Delaware Parent Common Stock that will be issued to Unrestricted Shareholders, free of the Lock-Up, and as shown on Exhibit J.

“Unrestricted Stockholder” means those Stockholders that will be issued Unrestricted Shares in the Merger, as further provided on Exhibit J.

“WARN Act” has the meaning set forth in Section 2.8(e).

Annexes:
Annex A	-	Definitions
Annex B	-	Initial Closing Consideration Spreadsheet

Exhibits:
Exhibit A	-	Delaware Reorg Certificate
Exhibit B	-	Certificate of Domestication
Exhibit C	-	Delaware Parent Certificate of Incorporation
Exhibit D	-	Super Voting Agreement
Exhibit E	-	Delaware Parent Bylaws
Exhibit F	-	Certificate of Merger
Exhibit G	-	Surviving Corporation Certificate of Incorporation
Exhibit H	-	Surviving Corporation Bylaws
Exhibit I	-	FIRPTA Certificate
Exhibit J	-	Unrestricted Stockholders